UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☒    Definitive Proxy Statement

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☐    Soliciting Material Pursuant to §240.14a-12

Matador Resources Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2024
Notice of Annual Meeting of Shareholders and
Proxy Statement

June 13, 2024    |    Dallas, Texas

One Lincoln Centre 5400 LBJ Freeway, Suite 1500 Dallas, Texas 75240 www.matadorresources.com NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on June 13, 2024

To the Matador Resources Company Shareholders:

Please join us for the 2024 Annual Meeting of Shareholders of Matador Resources Company. The meeting will be held at the Hilton Anatole, Imperial Ballroom, 2201 N. Stemmons Freeway, Dallas, Texas 75207, on Thursday, June 13, 2024, at 9:30 a.m., Central Daylight Time.

At the meeting, you will hear a report on our business and act on the following matters:
(1)Election of the four nominees for director named in the attached Proxy Statement;
(2)Advisory vote to approve the compensation of our named executive officers as described in the attached Proxy Statement;
(3)Advisory vote on the frequency of future advisory votes to approve named executive officer compensation;
(4)Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and
(5)Any other matters that may properly come before the meeting.

All shareholders of record at the close of business on April 16, 2024 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the shareholders of record is available at the Company’s offices in Dallas, Texas.

By Order of the Board of Directors,

Joseph Wm. Foran Chairman and Chief Executive Officer

April 26, 2024
YOUR VOTE IS IMPORTANT!

Whether or not you will attend the meeting, please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning your proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to Be Held on June 13, 2024:

Our Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2023 are available for viewing, printing and downloading at https://materials.proxyvote.com/576485.

TABLE OF CONTENTS

TABLE OF CONTENTS

	Page		Page
Proxy Statement	2	Letter to Shareholders	49
Proxy Summary	4	Executive Compensation	50
Information About the Annual Meeting	9	Compensation Discussion and Analysis	50
Proposal 1 | Election of Directors	13	Strategic Planning and Compensation Committee Report	68
Director Skills & Experience	13	Summary Compensation Table	69
Nominees	15	Grants of Plan-Based Awards Table	69
Vote Required	18	Outstanding Equity Awards at December 31, 2023	71
Directors Continuing in Office	19	Option Exercises and Stock Vested	72
Corporate Governance	25	Potential Payments upon Termination or Change in Control	73
Independence of Directors	25	Chief Executive Officer Pay Ratio	77
Majority Vote in Director Elections	26	Pay Versus Performance	78
Board Leadership Structure	26	Director Compensation	82
Board Committees	28	Compensation for 2023-2024	83
Board's Role in Risk Oversight	33	Director Stock Ownership Guidelines	83
Environmental, Social, and Governance (ESG) Initiatives	33	Securities Authorized for Issuance Under Equity Compensation Plans	84
Strategic Planning and Compensation Committee Interlocks and Insider Participation	35	Transactions With Related Persons	85
Communications with Directors	36	Security Ownership of Certain Beneficial Owners and Management	89
Executive Officers and Other Senior Officers of the Company	36	Additional Information	91
Proposal 2 | Advisory Vote to Approve Named Executive Officer Compensation	44	Delinquent Section 16(a) Reports	91
Vote Required	44	Shareholder Proposals for the 2025 Proxy Statement	91
Proposal 3 | Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation	45	Director Nominations or Other Business for Presentation at the 2025 Annual Meeting	91
Proposal 4 | Ratification of the Appointment of KPMG LLP	46	Annual Report on Form 10-K	92
Fees of Independent Registered Public Accounting Firm for Fiscal Years 2023 and 2022	46	Other Business	93
Report of the Audit Committee	47	Annex A Non-GAAP Financial Measures	94
Vote Required	48
1     Matador Resources Company | 2024 Proxy Statement

PROXY STATEMENT
Matador Resources Company
One Lincoln Centre
5400 LBJ Freeway, Suite 1500
Dallas, Texas 75240
www.matadorresources.com

PROXY STATEMENT For
ANNUAL MEETING OF SHAREHOLDERS To Be Held on June 13, 2024

This Proxy Statement is being mailed on or about April 26, 2024 to the shareholders of Matador Resources Company (“Matador” or the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company to be voted at the Annual Meeting of Shareholders of the Company to be held at the Hilton Anatole, Imperial Ballroom, 2201 N. Stemmons Freeway, Dallas, Texas 75207, on June 13, 2024, at 9:30 a.m., Central Daylight Time (the “Annual Meeting” or the “2024 Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The address of the Company’s principal executive office is One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

If you are a shareholder of record, you may vote in person by attending the meeting, by completing and returning a proxy by mail or by using the Internet or telephone. You may vote your proxy by mail by marking your vote on the enclosed proxy card and following the instructions on the card. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR the election of the four nominees for director as set forth in this Proxy Statement, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, (iii) for future advisory votes on named executive officer compensation (the “Frequency Vote”) to occur EVERY YEAR and (iv) FOR the ratification of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2024. Your proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services and the Internet, proxies may be solicited by directors, officers and employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone.

The outstanding voting securities of the Company consist of issued and outstanding common stock, par value $0.01 per share (the “Common Stock”). The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board as the close of business on April 16, 2024 (the “Record Date”). As of the Record Date, there were 124,780,249 shares of Common Stock outstanding and entitled to vote.

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

The proxy card provides space for a shareholder to abstain with respect to any or all nominees for the Board. The affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “for” the election of such nominee exceeds the number of votes cast “against” such nominee. See “Corporate Governance—Majority Vote in Director Elections” for additional information regarding election of directors.

2     Matador Resources Company | 2024 Proxy Statement

With respect to the Frequency Vote, because this vote is non-binding, the choice receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders, even if that choice does not receive a majority of the votes.

The other proposals require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Shares held by a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Other than with respect to the election of directors and the Frequency Vote, an abstention will effectively count as a vote cast against the remaining proposals. Broker non-votes on any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

3     Matador Resources Company | 2024 Proxy Statement

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully prior to voting. For more complete information regarding our 2023 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2023.

2024 Annual Meeting of Shareholders

DATE AND TIME:	LOCATION	RECORD DATE:	VOTING:
June 13, 2024 at 9:30 a.m., Central Daylight Time	Hilton Anatole Imperial Ballroom 2201 N. Stemmons Freeway Dallas, Texas 75207	April 16, 2024	Shareholders as of the close of business on the Record Date are entitled to vote. Each share of Common Stock is entitled to one vote at the Annual Meeting.

Proposal	Board Recommendation
Election of Four Director Nominees (page 15)	FOR
Advisory Vote to Approve Named Executive Officer Compensation (page 44)	FOR
Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation (page 45)	1 YEAR
Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2024 (page 46)	FOR

2023 Business Highlights

The year 2023 was another outstanding year for Matador, including record oil and natural gas production, steadily decreasing costs and better-than-expected free cash flow. We utilized this free cash flow and the strength of our balance sheet, including over $500 million of cash at the beginning of 2023, to repay borrowings under the Credit Agreement (as defined below), make profitable investments in our oil and natural gas properties and our midstream businesses, including the acquisition of Advance Energy Partners Holdings, LLC (“Advance”), and pay a steadily increasing fixed dividend to our shareholders.

Advance Acquisition

On April 12, 2023, we completed the acquisition of Advance from affiliates of EnCap Investments L.P., including certain oil and natural gas properties, undeveloped acreage and midstream assets located primarily in Lea County, New Mexico and Ward County, Texas (the “Initial Advance Acquisition”). On December 1, 2023, we acquired additional interests from affiliates of EnCap Investments L.P., including overriding royalty interests and royalty interests in certain oil and natural gas properties located primarily in Lea County, New Mexico, most of which were included in the Initial Advance Acquisition (the “Advance Royalty Acquisition" and, together with the Initial Advance Acquisition, the “Advance Acquisition”). The Initial Advance Acquisition added approximately 18,500 net acres in the core of the northern Delaware Basin with approximately 99% of such acreage held by production and provided a significant increase in our drilling inventory with 206 gross (174 net) operated locations in our core target formations and an additional 38 gross (35 net) upside locations in the Wolfcamp D formation. This new acreage also provided further expansion opportunities for Pronto Midstream, LLC (“Pronto”), our wholly-owned midstream subsidiary operating in Lea County, New Mexico.

4     Matador Resources Company | 2024 Proxy Statement

Business Highlights

In part as a result of the Advance Acquisition, Matador grew its average daily production from approximately 100,000 barrels of oil and natural gas equivalent (“BOE”) per day in early January 2023 to just over 154,000 BOE per day in the fourth quarter of 2023. Matador also achieved record oil and natural gas reserves in 2023 as total proved oil and natural gas reserves increased 29%, or approximately 103.0 million BOE year-over-year, to a record high of 460.0 million BOE, as compared to 357.0 million BOE in 2022.

Production Growth

26%	24%	25%
increase in oil production	increase in natural gas production	increase in daily oil equivalent production

•A 26% increase in oil production to a record 27.5 million barrels (“Bbl”) of oil produced in 2023 from 21.9 million Bbl of oil produced in 2022.

•A 24% increase in natural gas production to a record 123.4 billion cubic feet (“Bcf”) of natural gas produced in 2023 from 99.3 Bcf of natural gas produced in 2022.

•A 25% increase in average daily oil equivalent production to a record 131,813 BOE per day, including 75,457 Bbl of oil per day and 338.1 million cubic feet (“MMcf”) of natural gas per day, in 2023, from 105,465 BOE per day, including 60,119 Bbl of oil per day and 272.1 MMcf of natural gas per day, in 2022.

•Continued drilling of longer laterals, with an average completed lateral length for operated wells turned to sales in 2023 of approximately 9,800 feet.

•Capital expenditures for drilling, completing and equipping wells (“D/C/E capital expenditures”) for 2023 of $1.16 billion, which was below our estimated range for 2023 D/C/E capital expenditures of $1.18 to $1.32 billion as provided on February 21, 2023 and was in the middle of the revised estimated range of $1.10 to $1.22 billion, as provided on July 25, 2023.

•Continued focus on increasing efficiency and innovation, including successfully implementing "simul-frac" operations, 100% dual-fuel utilization on Matador completed wells and successful execution on our first two "U-turn" two-mile lateral wells.

5     Matador Resources Company | 2024 Proxy Statement

Capital Resources and Financial Highlights

We achieved annual net income of $846.0 million and annual Adjusted EBITDA (a non-GAAP financial measure) of $1.85 billion in 2023 despite significantly lower realized weighted average oil and natural gas prices of $77.88 per barrel and $3.25 per Mcf in 2023 as compared to $96.32 per barrel and $7.98 per Mcf in 2022. San Mateo Midstream, LLC (“San Mateo”), our midstream joint venture, achieved its second-best annual net income of $131.0 million and record high annual Adjusted EBITDA (a non-GAAP financial measure) of $200.0 million in 2023.

Financial Strength

$1.05 Billion	$0.20	$38.2 Million
new capital	dividend per share in the fourth quarter	performance incentives received from Five Point

•The generation of free cash flow in all four quarters of 2023.

•The amendment of our dividend policy in the fourth quarter of 2023, pursuant to which we increased the quarterly cash dividend from $0.15 per share of Common Stock to $0.20 per share of Common Stock.

•The receipt of $38.2 million in performance incentives directly from Five Point Energy, LLC, our joint venture partner in San Mateo (“Five Point”).

•The issuance of $500.0 million in aggregate principal amount of 6.875% senior notes due 2028 (the "2028 Notes").

•The revision of our Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) at our spring and fall redetermination processes to collectively (i) increase the borrowing base to $2.50 billion, as compared to $2.25 billion at December 31, 2022, (ii) increase the elected borrowing commitment to $1.325 billion, as compared to $775.0 million at December 31, 2022, (iii) increase the maximum facility amount to $2.00 billion, as compared to $1.50 billion at December 31, 2022 and (iv) add two new banks to our lending group.

•The amendment of San Mateo’s revolving credit facility (the “San Mateo Credit Facility”) in October 2023 to
(i) increase the lender commitments from $485.0 million to $535.0 million and (ii) add a new bank to San Mateo’s lending group.

6     Matador Resources Company | 2024 Proxy Statement

Environmental, Social and Governance (“ESG”) Initiatives (page 33)

At Matador, we are committed to creating long-term value in a responsible manner. Our aim is to reliably and profitably provide the energy that society needs in a manner that is safe, protects the environment and is consistent with the industry’s best practices and the highest applicable regulatory and legal standards. In alignment with this goal, we maintain an active ESG program that is overseen and supported by senior management and the Board’s Environmental, Social and Corporate Governance Committee. In October 2023, we were pleased to issue Matador’s annual Sustainability Report, which included quantitative metrics aligned with standards developed by an industry leader, the Sustainability Accounting Standards Board (“SASB”). For additional information on the Company’s ESG efforts, see “Corporate Governance—Environmental, Social and Governance (ESG) Initiatives” on page 33. Information included in our Sustainability Report is not incorporated into this Proxy Statement.

Director Nominees (page 15)

Our Board currently has 11 members and is divided into three classes of directors, designated Class I, Class II and Class III. Directors are elected for three-year terms. The table below provides certain summary information about each nominee for director named in this Proxy Statement:

Name	Age	Director Since	Principal Occupation	Committee Memberships
William M. Byerley*	70	2016	Retired Partner, PricewaterhouseCoopers LLP (PwC)	A,ESG,MM
Monika U. Ehrman*	46	2019	Professor of Law, Southern Methodist University Dedman School of Law	ESG,E,SPC,MM,O,P
Kenneth L. Stewart*	70	2017	Retired EVP, Compliance and Legal Affairs, Children’s Health System of Texas; Retired Partner, Chair—United States, Norton Rose Fulbright US LLP	ESG,E,SPC,CM
Susan M. Ward*	65	2024	Former Head, M&A and Commercial Finance, Shell Oil Company	A,ESG,MM,P

*	Independent Director

A	Audit Committee
CM	Capital Markets and Finance Committee
E	Executive Committee
ESG	Environmental, Social and Corporate Governance Committee
MM	Midstream and Marketing Committee
O	Operations and Engineering Committee
P	Prospect Committee
SPC	Strategic Planning and Compensation Committee

7     Matador Resources Company | 2024 Proxy Statement

Executive Compensation Highlights (page 50)
Our Executive Compensation Philosophy
Our compensation program is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as:

•teamwork;

•recruiting and mentoring future leaders within Matador to drive long-term shareholder value;

•individual performance in light of general economic and industry-specific conditions;

•relationships with shareholders and vendors;

•level of job responsibility;

•industry experience;

•general professional growth; and

•the ability to:

◦manage and enhance production from our existing assets;
◦explore new opportunities to increase oil and natural gas production;
◦identify and acquire additional acreage;
◦improve total shareholder returns;
◦increase year-over-year proved reserves;
◦control unit production costs; and
◦pursue midstream opportunities.

For a discussion of our executive compensation program, see “Executive Compensation— Compensation Discussion and Analysis” beginning on page 50.

8     Matador Resources Company | 2024 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING
INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by the Board to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Thursday, June 13, 2024, at 9:30 a.m., Central Daylight Time. We are sending this Proxy Statement to our shareholders on or about April 26, 2024.

All references in this Proxy Statement to “we,” “our,” “us,” “Matador” or the “Company” refer to Matador Resources Company, including our subsidiaries and affiliates.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the following matters outlined in the Annual Meeting notice:
•the election of the four nominees for director named in this Proxy Statement;

•an advisory vote to approve the compensation of our named executive officers as described herein;

•an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers;

•the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and

•any other matters that may properly come before the meeting.

What are the Board’s voting recommendations?

•FOR the election of the four nominees for director named in this Proxy Statement;

•FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers;

•FOR, on an advisory basis, future advisory votes to approve the compensation of the Company’s named executive officers to occur EVERY YEAR; and

•FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

Who is entitled to vote?

Shareholders as of the close of business on April 16, 2024 are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 124,780,249 shares of our Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

9     Matador Resources Company | 2024 Proxy Statement

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials over the Internet. We have elected to send a separate Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our shareholders instead of a paper copy of the proxy materials. This approach conserves natural resources and reduces the costs of printing and distributing our proxy materials while providing shareholders with a convenient way to access our proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy of proxy materials, including a proxy card or voting instruction form, may be found in the Notice. In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by email by following the instructions in the Notice. A shareholder’s election to receive proxy materials by mail or email will remain in effect until the shareholder terminates it.

How do I vote?

You may:

•attend the Annual Meeting and vote in person;

•dial the toll-free number listed on the Notice, proxy card or voting instruction form provided by your broker. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 12, 2024;

•go to the website www.proxyvote.com and follow the instructions, then confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 12, 2024; or

•if you received a paper copy of your proxy materials and elect to vote by written submission, mark your selections on the proxy card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive paper copies of proxy materials?

We are providing certain shareholders with paper copies of the proxy materials instead of a separate Notice. If you received a paper copy and would no longer like to receive printed proxy materials, you may consent to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

Will each shareholder in our household receive proxy materials?

Generally, no. To the extent you are receiving printed proxy materials, we try to provide only one set of proxy materials to be delivered to multiple shareholders sharing an address, unless you have given us other instructions. Any shareholder at a shared address may request delivery of single or multiple copies of printed proxy materials for future meetings by contacting us at:

Matador Resources Company
Attention: Investor Relations
5400 LBJ Freeway, Suite 1500
Dallas, Texas 75240
Email: investors@matadorresources.com
Telephone: (972) 371-5200

We undertake to deliver promptly, upon written or oral request, a copy of proxy materials to a shareholder at a shared address to which a single copy of the proxy materials was delivered. Requests should be directed to Investor Relations at the address or phone number set forth above.

10     Matador Resources Company | 2024 Proxy Statement

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our shareholders of record, persons holding proxies from our shareholders, beneficial owners of our Common Stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You may also send proof of ownership to us at Matador Resources Company, Attention: Corporate Secretary, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, or email: investors@matadorresources.com, before the Annual Meeting, and we will send you an admission card.

If I vote via telephone or the Internet or by mailing my proxy card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or the Internet), by voting at the Annual Meeting or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your proxy card, you will be considered part of the quorum. The Inspector of Election will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

The affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “for” such nominee exceeds the number of votes cast “against” such nominee.

With respect to the Frequency Vote, because this vote is non-binding, the choice receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders, even if that choice does not receive a majority of the votes.

With respect to all other matters, the affirmative vote of the holders of a majority of the shares of Common Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting, is required.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or represented by proxy.

11     Matador Resources Company | 2024 Proxy Statement

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (“NYSE”), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of our independent registered public accounting firm. Accordingly, brokers may not vote your shares on any other matter if you have not given specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

Shares of a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Other than with respect to the election of directors and the Frequency Vote, an abstention will effectively count as a vote cast against the remaining proposals. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our directors, officers or employees, none of whom will receive additional compensation for such solicitation. Those holding shares of Common Stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Current Report on Form 8-K that will be filed with the SEC within four business days of the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.matadorresources.com, by contacting our Investor Relations Department at (972) 371-5200 or investors@matadorresources.com or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent registered public accounting firm be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board has appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2024. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Where can I contact the Company?

Our mailing address is:

Matador Resources Company
Attention: Investor Relations
5400 LBJ Freeway, Suite 1500
Dallas, Texas 75240

Our telephone number is (972) 371-5200.

12     Matador Resources Company | 2024 Proxy Statement

PROPOSAL 1
PROPOSAL 1 | ELECTION OF DIRECTORS

The Board currently consists of 11 members and is divided into three classes of directors, designated Class I, Class II and Class III, with the term of office of each director ending on the date of the third annual meeting following the annual meeting at which such director’s class was elected. The number of directors in each class will be as nearly equal as possible. The Class I directors are William M. Byerley, Monika U. Ehrman, Julia P. Forrester Rogers and Kenneth L. Stewart. Each of Ms. Ehrman and Messrs. Byerley and Stewart is a Class I director nominee at the 2024 Annual Meeting, in each case, to hold office until the 2027 Annual Meeting of Shareholders or his or her earlier death, retirement, resignation or removal. Ms. Rogers’ term will expire at the 2024 Annual Meeting. The Class II directors are Shelley F. Appel, R. Gaines Baty, James M. Howard and Susan M. Ward. The terms of Ms. Appel and Messrs. Baty and Howard will each continue until the 2025 Annual Meeting of Shareholders or his or her earlier death, retirement, resignation or removal. Ms. Ward was appointed to the Board following the 2023 Annual Meeting and is therefore a Class II nominee at the 2024 Annual Meeting, to hold office until the 2025 Annual Meeting of Shareholders or her earlier death, retirement, resignation or removal. The Class III directors are Joseph Wm. Foran, Reynald A. Baribault and Timothy E. Parker, the terms of whom will each continue until the 2026 Annual Meeting of Shareholders or his earlier death, retirement, resignation or removal.

The Board believes that each of the director nominees possesses the qualifications described below in “Corporate Governance—Board Committees—Nominating Committee.” That is, the Board believes that each nominee possesses:

•deep experience at the policy making level in business, government or education;

•the availability and willingness to devote adequate time to Board duties;

•the character, judgment and ability to make independent analytical, probing and other inquiries;

•a willingness to exercise independent judgment along with a willingness to listen and learn from others;

•business knowledge and experience that provides a balance with the other directors;

•financial independence; and

•excellent past performance on the Board.

13     Matador Resources Company | 2024 Proxy Statement

Director Skills & Experience

	Foran	Parker	Baty	Appel	Baribault	Byerley	Ehrman	Howard	Rogers	Stewart	Ward
Director Skills & Experience
Senior Leadership	•	•	•		•	•	•	•	•	•	•
Energy Industry	•	•		•	•	•	•	•		•	•
Finance & Accounting	•	•		•	•	•		•		•	•
Human Capital Management	•	•	•		•	•	•		•	•	•
Legal, Regulatory & Environmental	•	•		•	•	•	•		•	•	•
Risk Assessment & Management	•	•	•	•	•	•	•	•	•	•	•
Strategic Planning	•	•	•	•	•	•	•		•	•	•
Corporate Governance & Ethics	•	•	•	•	•	•	•	•	•	•	•
Capital Markets & M&A	•	•		•	•	•		•		•	•
Demographic Background
Board Tenure	21	6	8	1	10	8	5	3	7	7	0
Age[1]	71	49	73	34	60	70	46	73	64	70	65
Gender Diversity				•			•		•		•
Racial/Ethnic Diversity							•
(1) As of April 16, 2024.

The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company. No director or director nominee currently holds, or has held within the past five years, any other directorships with public companies.
14     Matador Resources Company | 2024 Proxy Statement

PROPOSAL 1
Nominees

MR. WILLIAM M. BYERLEY	Retired Partner, PricewaterhouseCoopers LLP (PwC)	Class I

Biographical Information:
Mr. Byerley was appointed to the Board in 2016 and is chair of the Board’s Audit Committee. Mr. Byerley retired from PricewaterhouseCoopers LLP (PwC) in 2014. From 1988 through 2014, Mr. Byerley was a Partner with PwC, serving as an Assurance Partner on various audit engagements primarily for energy sector clients. From 1988 through 1990, Mr. Byerley served in the PwC National Office Accounting Services Group. Mr. Byerley received a Bachelor of Business Administration degree in 1975 and a Master of Business Administration degree in 1976, both from Southern Methodist University. He is a licensed Certified Public Accountant.

Director
Director since: 2016
Independent: Yes
Age: 70
Committees:	Qualifications:
•Audit (Chair)	Mr. Byerley’s extensive experience in public accounting and longtime service to energy sector clients of PwC provide the Board with invaluable financial and accounting expertise, particularly for oil and natural gas companies, as well as strong accounting and financial oversight and risk management expertise.
•Environmental, Social and Corporate Governance
•Marketing and Midstream

15     Matador Resources Company | 2024 Proxy Statement

MS. MONIKA U. EHRMAN	Professor of Law, Southern Methodist University Dedman School of Law	Class I

Biographical Information:
Professor Ehrman was appointed to the Board in 2019 and is co-chair of the Board’s Marketing and Midstream Committee. She is Professor of Law, Southern Methodist University Dedman School of Law, and a Professor of Engineering (by courtesy), Southern Methodist University Lyle School of Engineering. Prior to joining SMU, in 2023, she was Associate Professor of Law, University of North Texas at Dallas College of Law and a tenured Professor of Law at the University of Oklahoma College of Law, where she led the Oil & Gas, Natural Resources, and Energy (ONE) Program and served as the Faculty Director of the ONE Center. While at OU, she taught in the J.D. and graduate programs at the College of Law and in the Executive Energy Management Program at the Price College of Business. Professor Ehrman joined the University of Oklahoma College of Law in 2013 as Associate Professor of Law. Prior to teaching, she served as in-house legal counsel for two oil and natural gas companies from 2008 to 2012 and as an associate oil and natural gas attorney at an international law firm from 2005 to 2008. Before law school, Professor Ehrman worked as a petroleum engineer in the upstream, midstream and pipeline sectors of the energy industry. In addition to serving on various oil and natural gas law committees, she also served as an Editor of the Oil and Gas Reporter for the Institute for Energy Law. Professor Ehrman is currently Treasurer and on the Executive Committee of the Foundation for Natural Resources and Energy Law, and she is on the Editorial Board of the Journal of World Energy Law & Business (published by Oxford University Press). Professor Ehrman received her Bachelor of Science degree in Petroleum Engineering from the University of Alberta; J.D. from Southern Methodist University Dedman School of Law; and Master of Laws degree from Yale Law School.

Director
Director since: 2019
Independent: Yes
Age: 46
Committees:
•Marketing and Midstream (Co-Chair)
•Environmental, Social and Corporate Governance
•Executive
•Operations and Engineering
•Prospect
•Strategic Planning and Compensation

Qualifications:
Professor Ehrman provides valuable insight to our Board on our engineering and midstream operations as well as legal and governance matters.

16     Matador Resources Company | 2024 Proxy Statement

MR. KENNETH L. STEWART	Retired EVP, Compliance and Legal Affairs, Children’s Health System of Texas; Retired Partner, Chair—United States, Norton Rose Fulbright US LLP	Class I

Biographical Information:
Mr. Stewart was appointed to the Board in 2017. Mr. Stewart was most recently employed as Executive Vice President, Compliance and Legal Affairs, for Children’s Health System of Texas from January 1, 2019 until he retired on January 2, 2021. At that time, Children’s Health System of Texas and its affiliates constituted one of the ten largest pediatric hospital systems in the United States. Previously, effective December 31, 2018, Mr. Stewart retired from Norton Rose Fulbright US LLP, the United States operations of Norton Rose Fulbright, an international legal practice, which then had over 3,700 legal professionals in over 50 cities worldwide. At his retirement, Mr. Stewart was a Partner with Norton Rose Fulbright and held the position of Chair—United States. Mr. Stewart began his legal career with Fulbright & Jaworski LLP, the predecessor to Norton Rose Fulbright US LLP, and previously held positions of Global Chair of the international organization, Managing Partner of the United States region and Partner-in-Charge of the Dallas office. Prior to entering into full-time management for his firm in 2012, he engaged in a domestic and international transactional legal practice, focusing principally on merger, acquisition, financing and joint venture activities for both public and privately-held entities. Mr. Stewart has extensive experience representing and advising companies and their executive officers and boards of directors engaged in oil and natural gas exploration and midstream activities. Since his retirement from Norton Rose Fulbright, Mr. Stewart has acted, and from time to time continues to act, on a limited basis as an independent contractor senior business consultant to family offices for which he provided services during his legal career. Mr. Stewart graduated from the University of Arkansas School of Business in 1976 with a Bachelor of Science in Business Administration degree in Accounting and was licensed as a Certified Public Accountant in Texas in 1981 (certificate now on non-practice status). He graduated with honors from Vanderbilt Law School in 1979 and was a member of the Order of the Coif. Mr. Stewart has been active in numerous civic and professional organizations in the Dallas area in the past, including among others, the Dallas Regional Chamber, The Center for American and International Law and the Dallas Citizens Council.

Director
Director since: 2017
Independent: Yes
Age: 70
Committees:
•Capital Markets and Finance
•Environmental, Social and Corporate Governance
•Executive
•Strategic Planning and Compensation

Qualifications:
Mr. Stewart’s extensive experience representing public companies, and particularly oil and natural gas companies, along with his years of management experience, provide our Board with important legal, corporate governance and leadership insight.

17     Matador Resources Company | 2024 Proxy Statement

MS. SUSAN M. WARD	Former Head, M&A and Commercial Finance, Shell Oil Company	Class II

Biographical Information:
Ms. Ward was appointed to the Board in 2024. Ms. Ward is a former 12-year Senior Executive of Shell Oil Company (“Shell”) with over 20 years of service at retirement in 2019. Her senior roles at Shell included Head, M&A and Commercial Finance for all of Shell’s businesses in the Americas; Vice President, Chief Financial Officer and Board member of Shell Midstream Partners, which she helped take public for Shell in 2014; and Vice President, Upstream Commercial Finance, Shell International Exploration & Production B.V. while based in The Hague for Royal Dutch Shell. She also served as a Board member of Shell’s deepwater drillship joint venture with Noble Corporation. Ms. Ward has been an independent, non-executive Board member of Crescent Midstream (“Crescent”) since July 2023. Crescent is an independent energy company providing offshore and onshore crude oil services in the Gulf of Mexico and Louisiana. Prior to joining Shell in 1998, Ms. Ward worked as an investment banker in the energy sector for 11 years, including as a Managing Director in the Natural Resources and Energy investment banking group of UBS Securities. She began her career working for Exxon as a refining process engineer and subsequently worked in Mobil’s Finance organization at its New York City headquarters. Ms. Ward earned a Bachelor of Chemical Engineering degree from Villanova University with honors and a Master of Business Administration in Finance with distinction from the Wharton School of the University of Pennsylvania. She has served on Villanova’s Board of Trustees since 2018. She has been a member of the National Association of Corporate Directors since 2016.

Director
Director since: 2024
Independent: Yes
Age: 65
Committees:
•Audit
•Environmental, Social and Corporate Governance
•Marketing and Midstream
•Prospect

Qualifications:
Mr. Ward’s extensive experience as a senior executive in the energy industry and midstream experience in particular provide our Board with industry, management and leadership insight.

Vote Required

The affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “for” such nominee exceeds the number of votes cast “against” such nominee. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

The Board of Directors recommends that you vote FOR each of the nominees.

18     Matador Resources Company | 2024 Proxy Statement

PROPOSAL 1
Directors Continuing in Office

Biographical information for our directors who are continuing in office is provided below.

MR. JOSEPH WM. FORAN	Chairman and CEO, Matador Resources Company	Class III

Biographical Information:
Mr. Foran founded Matador Resources Company in July 2003 and since our founding has served as Chairman of the Board and Chief Executive Officer and, through March 31, 2022, Secretary. He is also chair of the Board’s Executive Committee. Mr. Foran began his career as an oil and natural gas independent in 1983 when he and his wife, Nancy, founded Foran Oil Company with $270,000 in contributed capital from 17 of his closest friends and neighbors. Foran Oil Company was later contributed into Matador Petroleum Corporation upon its formation by Mr. Foran in 1988, and Mr. Foran served as Chairman and Chief Executive Officer of that company from inception until the time of its sale to Tom Brown, Inc. in June 2003 for an enterprise value of $388 million in an all-cash transaction on a Friday. On the following Monday, Mr. Foran founded Matador Resources Company (Matador II). Today, Matador is one of the top 20 public exploration and production companies in the country by market capitalization and one of the top 10 oil and natural gas producers in New Mexico. Mr. Foran is originally from Amarillo, Texas, where his family owned a pipeline construction business. From 1980 to 1983, he was Vice President and General Counsel of J. Cleo Thompson and James Cleo Thompson, Jr., Oil Producers, a large independent producer. Prior to that time, he was a briefing attorney to Chief Justice Joe R. Greenhill of the Supreme Court of Texas. Mr. Foran graduated with a Bachelor of Science degree in Accounting from the University of Kentucky with highest honors and a law degree from the Southern Methodist University Dedman School of Law, where he was a Hatton W. Sumners scholar and the Leading Articles Editor on the Southwestern Law Review. He is currently active as a member of various industry and civic organizations, including his church and various youth activities. In 2002, Mr. Foran was honored as the Ernst & Young “Entrepreneur of the Year” for the Southwest Region. In 2015, he was inducted into the University of Kentucky Gatton College of Business and Economics Hall of Fame. In 2019, Mr. Foran received the SMU Dedman School of Law Distinguished Alumni Award for Corporate Service and was named D CEO Magazine’s 2019 Upstream CEO of the Year. In 2020, he was inducted into the Philosophical Society of Texas. He was also named to Institutional Investors’ All-American Executive Team as one of the top chief executive officers in the Small Cap Energy Division in 2021.

Chairman of the Board
Director since: 2003
Independent: No
Age: 71
Committees:
•Executive (Chair)
•Capital Markets and Finance
•Operations and Engineering
•Prospect

Qualifications:
As the founder, Chairman of the Board and Chief Executive Officer of Matador Resources Company, Mr. Foran provides Board leadership, industry experience and long relationships with many of our shareholders.

19     Matador Resources Company | 2024 Proxy Statement

MS. SHELLEY F. APPEL	Former Senior Investors Relations Officer and Mergers & Acquisitions Manager, Royal Dutch Shell PLC	Class II

Biographical Information:
Ms. Appel was appointed to the Board in 2023 after serving as a Special Advisor to the Board since October 2022. Since January 2021, Ms. Appel has also served as Matador’s Environmental, Social and Governance (“ESG”) Coordinator. As ESG Coordinator, Ms. Appel is the primary author of the Company’s annual sustainability report. Following her graduation from business school at the University of Chicago, Ms. Appel joined Royal Dutch Shell PLC in August 2017 in the Mergers & Acquisitions group, where she served as a manager with responsibility for financial analysis—including valuation, structuring, negotiation and due diligence—for over $18 billion of acquisition and divestment opportunities. In December 2019, Ms. Appel was promoted to Senior Investor Relations Officer. In this role, Ms. Appel had responsibility for Shell’s global Upstream business narrative. She also served as an authorized spokesperson for Shell at investor meetings and conferences and managed relationships with North America based investors and research analysts. Following graduation from Yale and prior to attending the University of Chicago, Ms. Appel began her career at the parent company of the New York Stock Exchange, NYSE Euronext, as a business analyst in its Corporate Strategy group. She participated in the evaluation and implementation of its $11 billion merger with the Intercontinental Exchange Group and continued in the Corporate Strategy group of the combined company until June 2015. Ms. Appel holds a Bachelor of Arts degree, with honors, in Cognitive Science from Yale University and a Master of Business Administration degree from the Booth School of Business (University of Chicago). Ms. Appel served as Co-Chair of the Energy Group while attending the University of Chicago.

Director
Director since: 2023
Independent: No
Age: 34
Committees:
•Capital Markets and Finance

Qualifications:
Ms. Appel’s extensive knowledge and experience with the Company’s Environmental, Social and Governance initiatives and investor relations experience provides the Board valuable insight and leadership on these matters.

20     Matador Resources Company | 2024 Proxy Statement

MR. REYNALD A. BARIBAULT	President and CEO, IPR Energy Partners LLC	Class III

Biographical Information:
Mr. Baribault was elected to the Board in 2014 and is chair of the Board’s Operations and Engineering Committee and Prospect Committee. He served as lead independent director of the Board from 2016 to 2019. In 2007, he co-founded North Plains Energy, LLC, which operated in the North Dakota Williston Basin, and served as its Vice President until the successful sale of its assets in 2012. In 2014, Mr. Baribault helped co-found NP Resources, LLC, which also operated in the North Dakota Williston Basin, and served as its Executive Vice President / Engineering, helping oversee the sale of its assets in late 2021. In addition, he co-founded and serves as President and Chief Executive Officer of IPR Energy Partners, LLC, a Plano, Texas-based oil and natural gas production operator with current operations in the Fort Worth Basin. Prior to co-founding North Plains Energy, NP Resources and IPR Energy Partners, Mr. Baribault served as Vice President, Supervisor and Petroleum Engineering Consultant with Netherland, Sewell & Associates, Inc. in their Dallas office from 1990 to 2002. Mr. Baribault began his professional career as a reservoir engineer with Exxon Company in 1985 in the New Orleans Eastern Division Office. Mr. Baribault received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1985 and is a Licensed Professional Engineer in the State of Texas.

Director
Director since: 2014
Independent: Yes
Age: 60
Committees:
•Operations and Engineering (Chair)
•Prospect (Chair)
•Audit
•Executive	Qualifications:
•Nominating	Mr. Baribault provides valuable insight to our Board on our drilling, completions, production and reservoir engineering operations, as well as growth strategies, midstream operations and administration.
•Strategic Planning and Compensation

21     Matador Resources Company | 2024 Proxy Statement

MR. R. GAINES BATY	CEO, R. Gaines Baty Associates, Inc.	Class II

Biographical Information:
Mr. Baty was appointed to the Board in 2016. He serves as deputy lead independent director and is chair of the Board’s Strategic Planning and Compensation Committee, Nominating Committee and Shareholder Advisory Committee for Board Nominations. Mr. Baty is CEO of R. Gaines Baty Associates, Inc., a leading executive search firm he founded in 1982 after working with the IBM Corporation. With over 30 years of experience, Mr. Baty has provided companies across the country and in a variety of industries with executive search and advisory services. Mr. Baty has served as a two-term President of the Society of Executive Recruiting Consultants and a two-term President of the Independent Recruiter Group. Mr. Baty is also a published author. Mr. Baty received a Bachelor of Business Administration degree from Texas Tech University, where he was a football team letterman, captain and, later, graduate assistant coach.

Deputy Lead Independent Director
Director since: 2016
Independent: Yes
Age: 73
Committees:
•Strategic Planning and Compensation (Chair)
•Nominating (Chair)	Qualifications:
•Executive	Mr. Baty’s experience and expertise in executive leadership and development provide our Board with an important and unique perspective on these matters, and Mr. Baty assists the Board and the Company with recruitment, board administration, compensation and growth strategies.
•Environmental, Social and Corporate Governance

22     Matador Resources Company | 2024 Proxy Statement

MR. JAMES M. HOWARD	Retired Trustee, Private Family Trust	Class II

Biographical Information:
Mr. Howard was appointed to the Board in 2021 and is co-chair of the Board’s Marketing and Midstream Committee. He retired in March 2020 from his long-time role as a trustee of a private family trust in Houston, Texas where, since 1999, he exercised sole responsibility for all trust assets and actions. The trust was comprised of over 40 privately held limited partnerships, limited liability companies and public market positions in various asset classes and sectors. From 2000 to 2020, Mr. Howard also served as trustee of a private secondary trust with a different mix of assets than the primary family trust. Prior to his work as a trustee, he served as Vice President of Texon, L.P. from 1996 to 2000, marketing all crude oil, condensate and liquefied petroleum gas for the company and its public utility joint venture partner. From 1986 to 1996, he served as Vice President of Tripetrol Oil Trading, Inc., through which he also served on the New York Mercantile Exchange (NYMEX) Crude Oil Advisory Committee. Mr. Howard previously served in other trading positions at various Houston-based trading and petroleum companies from 1975 to 1986. He received a Bachelor of Arts degree from Florida Presbyterian College and a Master of International Management degree from Thunderbird School of International Management.

Director
Director since: 2021
Independent: Yes
Age: 73
Committees:
•Marketing and Midstream (Co-Chair)
•Audit
•Capital Markets and Finance	Qualifications:
•Environmental, Social and Corporate Governance	Mr. Howard’s petroleum marketing and trading experience provide the Company with valuable insight, particularly with respect to its marketing activities and the Company's midstream operations.

23     Matador Resources Company | 2024 Proxy Statement

MR. TIMOTHY E. PARKER	Former Portfolio Manager and Analyst—Natural Resources, T. Rowe Price & Associates	Class III

Biographical Information:
Mr. Parker was appointed to the Board in 2018, serves as lead independent director and is chair of the Board’s Capital Markets and Finance Committee. Mr. Parker currently serves as a contractor in charge of research for Brightworks Wealth Management, LLC. Mr. Parker retired in 2017 as Portfolio Manager and Analyst—Natural Resources for T. Rowe Price & Associates. Mr. Parker joined T. Rowe Price in 2001 as an equity analyst before becoming a portfolio manager in 2010. He managed the New Era fund from 2010 to 2013 and managed the energy and natural resources portions of T. Rowe Price’s Small Cap Value, Small Cap Stock and New Horizons funds from 2013 to 2017. Prior to joining T. Rowe Price, Mr. Parker was an investment banking analyst at Robert W. Baird & Co., Inc. Mr. Parker holds a Bachelor of Science degree in Commerce from the University of Virginia and a Master of Business Administration degree from the Darden School of Graduate Business (University of Virginia).

Lead Independent Director
Director since: 2018
Independent: Yes
Age: 49
Committees:
•Capital Markets and Finance (Chair)
•Audit
•Environmental, Social and Corporate Governance
•Executive	Qualifications:
•Nominating	Mr. Parker’s experience with a large institutional shareholder and his extensive familiarity with the oil and natural gas industry and capital markets provide the Company with valuable insight.
•Prospect
•Strategic Planning and Compensation

24     Matador Resources Company | 2024 Proxy Statement

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE

The business affairs of Matador are managed under the direction of the Board in accordance with the Texas Business Organizations Code, the Company’s Amended and Restated Certificate of Formation (the “Certificate of Formation”) and its Amended and Restated Bylaws (the “Bylaws”), each as amended to date. The Board has adopted Corporate Governance Guidelines, which are reviewed annually by the Environmental, Social and Corporate Governance Committee of the Board. The Company has a Code of Ethics and Business Conduct for Officers, Directors and Employees (“Code of Ethics”), which is applicable to all officers, directors and employees of the Company. The Company intends to post any amendments to, and may post any waivers of, its Code of Ethics on the Company’s website to the extent applicable to an executive officer or a director of the Company. The Corporate Governance Guidelines and the Code of Ethics are available on the Company’s website at www.matadorresources.com under the heading “Investor Relations—Corporate Governance.”

The Board holds regular and special meetings and spends such time on the affairs of the Company as its duties require. During 2023, the Board held eight meetings. The Board also meets regularly in non-management executive sessions in accordance with NYSE regulations. The Corporate Governance Guidelines provide that one of the Company’s independent directors should serve as lead independent director at any time when the chief executive officer serves as the chairman of the board. The lead independent director presides over executive sessions of the non-management directors and the independent members of the Board (the “Independent Board”), serves as a liaison between the chairman and the independent directors and performs such additional duties as the Board may otherwise determine and delegate. Because Mr. Foran serves as Chairman of the Board and Chief Executive Officer, our independent directors have appointed Mr. Parker to serve as lead independent director and Mr. Baty to serve as deputy lead independent director. In 2023, all incumbent directors of the Company attended at least 75% of the meetings of the Board and the committees on which they served. It is our policy that each of our directors is expected to attend annual meetings of shareholders, except if unusual circumstances make attendance impractical. All of our directors attended the 2023 Annual Meeting.

Independence of Directors

The Board makes all determinations with respect to director independence in accordance with the NYSE listing standards and the rules and regulations promulgated by the SEC. The actual determination of whether a director is independent is made by the Board on a case-by-case basis.

In connection with its preparation for the Annual Meeting, the Board undertook its annual review of director independence and considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations.

The Board reviewed the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. After this review, our Board determined that nine of our 11 current directors are “independent directors” as defined under the rules of the SEC and the NYSE: Mmes. Ehrman, Rogers and Ward and Messrs. Baribault, Baty, Byerley, Howard, Parker and Stewart. No member of our Board other than Ms. Appel and Mr. Foran has a family relationship with any executive officer or other members of our Board.

25     Matador Resources Company | 2024 Proxy Statement

Majority Vote in Director Elections

On December 21, 2016, the Board amended the Bylaws to implement a majority voting standard in uncontested director elections. Pursuant to the Bylaws, in an election of directors at a meeting of shareholders at which a quorum is present,
(i) if the number of nominees exceeds the number of directors to be elected (a “contested election”), directors shall be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at such meeting and (ii) in an election of directors that is not a contested election (an “uncontested election”), such as that being held at the Annual Meeting, directors shall be elected by a majority of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at such meeting. For purposes of the Bylaws, in an uncontested election, a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Prior to the amendment of the Bylaws, directors were elected by a plurality of the votes cast, whether or not the election was a contested election.

In connection with the amendment to the Bylaws, the Board approved and adopted an amendment to the Company’s Corporate Governance Guidelines to implement a resignation policy for directors who fail to receive the required number of votes in an uncontested election in accordance with the Bylaws. Pursuant to the Corporate Governance Guidelines, as amended, in an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election (a “majority against vote”) shall promptly tender his or her resignation following certification of the shareholder vote.

The Nominating Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the majority against vote, if known, and make a recommendation to the Board concerning whether to accept or reject such resignation. The Board shall act on the Nominating Committee’s recommendation and publicly disclose its decision with respect to such resignation offer within 90 days following certification of the shareholder vote. The resignation, if accepted by the Board, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Board Leadership Structure

Mr. Foran serves as Chairman of the Board and Chief Executive Officer of the Company. As stated in the Corporate Governance Guidelines, the Board does not believe that the offices of Chairman of the Board and Chief Executive Officer must be separate. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. Given Mr. Foran’s deep knowledge of the Company and experience in leading it, the Board currently believes that the most effective leadership structure for the Company is to have Mr. Foran serve as Chairman of the Board and Chief Executive Officer.

Nine of our 11 directors are independent under the rules of the SEC and the NYSE. After considering the recommendations of our Strategic Planning and Compensation Committee, the independent directors determine Mr. Foran’s compensation. Further, the Company has five standing committees, a lead independent director (Mr. Parker) and a deputy lead independent director (Mr. Baty). The Board believes that each of these measures counterbalances any risk that may exist in having Mr. Foran serve as Chairman of the Board and Chief Executive Officer. For these reasons, the Board believes that this leadership structure is effective for the Company.

26     Matador Resources Company | 2024 Proxy Statement

As lead independent director, Mr. Parker has the following roles and responsibilities:

•chairs the executive sessions of the non-management and independent directors;

•leads the independent directors in the evaluation of the Chief Executive Officer;

•facilitates communication among the independent directors; and

•acts as a liaison between the independent directors and the Chief Executive Officer.

Mr. Parker, as lead independent director, may also perform such other duties as the Board or the Environmental, Social and Corporate Governance Committee from time to time may assign, which may include, but are not limited to, the following:

•help develop Board agendas and ensure critical issues are included;

•determine quality, quantity and timeliness of information from management;

•make recommendations about retaining consultants or advisors for the Board;

•interview Board candidates;

•oversee Board and director evaluations; and

•help improve communications and processes by and between management and the Board and the Chief Executive Officer.

Mr. Baty, as deputy lead independent director, may also carry out the above duties in the absence of or at the direction of Mr. Parker, as lead independent director.

27     Matador Resources Company | 2024 Proxy Statement

Board Committees

The standing committees of the Board are the Audit Committee, Environmental, Social and Corporate Governance Committee, Executive Committee, Nominating Committee and Strategic Planning and Compensation Committee. The Board has also established the following advisory committees: Capital Markets and Finance Committee, Marketing and Midstream Committee, Operations and Engineering Committee and Prospect Committee. Each of the standing committees is governed by a charter, and a copy of the charters of each of these committees is available on the Company’s website at www.matadorresources.com under the heading “Investor Relations—Corporate Governance.” Director membership of all of our standing and advisory committees is identified below, as of April 16, 2024. Ms. Rogers’ term as a director, and as a member of the committees noted below, will expire at the 2024 Annual Meeting.

Director	Audit	Environmental, Social and Corporate Governance	Executive	Nominating	Strategic Planning and Compensation	Capital Markets and Finance	Marketing and Midstream	Operations and Engineering	Prospect
Joseph Wm. Foran			C			•		•	•
Shelley F. Appel						•
Reynald A. Baribault	•		•	•	•			C	C
R. Gaines Baty		•	•	C	C
William M. Byerley	C	•					•
Monika U. Ehrman		•	•		•		C	•	•
James M. Howard	•	•				•	C
Timothy E. Parker	•	•	•	•	•	C			•
Julia P. Forrester Rogers	•	C				•
Kenneth L. Stewart		•	•		•	•
Susan M. Ward	•	•					•		•

C	Committee Chair	•	Committee Member

Audit Committee

The Audit Committee assists the Board in monitoring:

•the integrity of our financial statements and disclosures;
•our compliance with legal and regulatory requirements;
•the qualifications and independence of our independent auditor;
•the performance of our internal audit function and our independent auditor; and
•our internal control systems.

In addition, the Audit Committee is charged with the (i) review of compliance with our Code of Ethics and (ii) oversight of the Company’s guidelines and policies to govern the process by which risk assessment and risk management are undertaken by management, including with respect to corporate governance, financial, accounting, operational, environmental, health and safety, regulatory and cybersecurity risks.

As of April 16, 2024, the Audit Committee consisted of Mmes. Rogers and Ward and Messrs. Baribault, Byerley, Howard and Parker, each of whom is independent under the rules of the SEC and the NYSE. Mr. Byerley is the chair of the Audit Committee. SEC rules require a public company to disclose whether or not its audit committee has an “audit committee financial expert” as defined by applicable SEC rules and regulations. Our Board has determined that each of Ms. Ward and Messrs. Byerley and Parker is an “audit committee financial expert.” During 2023, the Audit Committee met four times.
28     Matador Resources Company | 2024 Proxy Statement

Environmental, Social and Corporate Governance Committee

The Environmental, Social and Corporate Governance Committee is responsible for periodically reviewing and assessing our Corporate Governance Guidelines and Code of Ethics and making recommendations for changes thereto to the Board, reviewing any other matters related to our corporate governance, unless the authority to conduct such review has been retained by the Board or delegated to another committee, and overseeing the process for evaluation of the Board and management. The Environmental, Social and Corporate Governance Committee (formerly the Corporate Governance Committee), in conjunction with the Company’s Chief Executive Officer, also oversees and makes recommendations to the Board regarding sustainability matters relevant to the Company’s operations, including ESG-related matters.

As of April 16, 2024, the Environmental, Social and Corporate Governance Committee consisted of Mmes. Ehrman, Rogers and Ward and Messrs. Baty, Byerley, Howard, Parker and Stewart, each of whom is independent under the rules of the SEC and the NYSE. Ms. Rogers is the chair of the Environmental, Social and Corporate Governance Committee. Ms. Rogers’ term as a director, and as a member of the Environmental, Social and Corporate Governance Committee, will expire at the 2024 Annual Meeting. During 2023, the Environmental, Social and Corporate Governance Committee met two times.

Executive Committee

The Executive Committee has authority to discharge all the responsibilities of the Board in the management of the business and affairs of the Company, except where action of the full Board is required by statute or by our Certificate of Formation or Bylaws, each as amended to date. As of April 16, 2024, the Executive Committee consisted of Ms. Ehrman and Messrs. Foran, Baribault, Baty, Parker and Stewart. Mr. Foran is the chair of the Executive Committee. During 2023, the Executive Committee did not meet.

Nominating Committee

The Nominating Committee has the following responsibilities:

•identifies and recommends to the Board individuals qualified to be nominated for election to the Board consistent with criteria approved by the Board; and

•recommends to the Board the members and chair of each committee of the Board.

Pursuant to the Nominating Committee charter, no director may serve on the Nominating Committee if such director is subject to re-election to the Board at the next annual meeting of shareholders.

As of April 16, 2024, the Nominating Committee consisted of Messrs. Baty, Baribault and Parker, each of whom is independent under the rules of the SEC and the NYSE. Mr. Baty is the chair of the Nominating Committee. During 2023, the Nominating Committee met four times.

The Board has also established a Shareholder Advisory Committee for Board Nominations (the “Advisory Committee”) that is charged with receiving and considering possible nominees for election to the Board by shareholders. Pursuant to the Advisory Committee charter, this committee is comprised of eight to 12 persons selected by the Nominating Committee and consists of at least:

•two members of the Nominating Committee;

•two former members of or special advisors to the Board;

•two shareholders who beneficially own Common Stock having a market value of at least $1.0 million (such value to be based on the market value of the Common Stock immediately prior to designation of such shareholders to the Advisory Committee); and two shareholders who have beneficially owned Common Stock continuously for at least the five years prior to such shareholder’s designation to the Advisory Committee.

29     Matador Resources Company | 2024 Proxy Statement

The current members of the Advisory Committee are Messrs. Baty and Parker, J. Barry Banker, Joe E. Coleman, Walter Fister, Robert Garrett, David E. Lancaster, Bobby K. Pickard and George M. Yates. Mr. Baty is the chair of the Advisory Committee.

The Advisory Committee makes recommendations based on its conclusions to the Nominating Committee for its consideration and review.

The Nominating Committee and the Advisory Committee consider individuals recommended by the Company’s shareholders to serve on the Board in accordance with the advance notice provisions of the Bylaws and the applicable rules and regulations of the SEC and the NYSE. In considering candidates submitted by shareholders, the Advisory Committee and the Nominating Committee take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Advisory Committee and the Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information:

•The name and address of the shareholder, evidence of the person’s ownership of Common Stock or derivatives, including the number of shares owned, a description of all arrangements or understandings regarding the right to vote shares of the Company, any short interest in any security of the Company, any rights to dividends that are separated or separable from the underlying shares, any proportionate interest in shares or derivatives held by a general or limited partnership whereby the shareholder is a general partner or beneficially owns an interest in the general partner, any performance-related fees (other than an asset-based fee) that the shareholder is entitled to based on any change in the value of the shares or derivatives, any other information relating to the shareholder that would be required to be disclosed in connection with solicitations of proxies for the election of directors in a contested election and a statement whether or not the shareholder will deliver a proxy to shareholders; and

•The name, age and business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s consent to be a director if selected by the Nominating Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors.

The shareholder recommendation and information described above, and in more detail in our Bylaws, must be sent to the Corporate Secretary at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240 and must be received by the Corporate Secretary not fewer than 45 nor more than 75 days prior to the one year anniversary date of the date the Company’s proxy statement was mailed in connection with the previous year’s annual meeting of shareholders.

The Nominating Committee believes that a potential director of the Company must demonstrate that such candidate has:

•relevant knowledge and a depth and diversity of background and experience at the policy-making level in business, government or education;

•a balance of the business interest and experience of the incumbent or nominated directors;

•availability and willingness to devote adequate time to Board duties;

•any unfilled expertise needed on the Board or one of its committees;

•ability to make independent analytical, probing and other inquiries;

•personal qualities of leadership, character, judgment and a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;

•willingness to exercise independent judgment while remaining willing to listen and learn from the other directors and the Company’s staff; and

•financial independence to ensure such candidate will not be financially dependent on director compensation.

In the case of an incumbent director, the Nominating Committee will also consider such director’s past performance on the Board.
30     Matador Resources Company | 2024 Proxy Statement

The Nominating Committee or the Advisory Committee may identify potential nominees by asking, from time to time, current directors and executive officers for their recommendation of persons meeting the criteria described above who might be available to serve on the Board. The Nominating Committee or the Advisory Committee may also engage firms that specialize in identifying director candidates. As described above, the Nominating Committee and Advisory Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating Committee or the Advisory Committee as a potential candidate, the Nominating Committee or the Advisory Committee will make an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Nominating Committee or the Advisory Committee determines that additional consideration is warranted, the Nominating Committee or the Advisory Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Nominating Committee or the Advisory Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees and the need for any required expertise on the Board or one of its committees. The Nominating Committee or the Advisory Committee also contemplates multiple dynamics that promote and advance diversity among the members of the Board. Although the Nominating Committee does not have a formal diversity policy, the Nominating Committee considers a number of factors regarding diversity of personal and professional backgrounds, gender, race, age, specialized skills and acumen and breadth of experience in oil and natural gas exploration and production, midstream and marketing, executive leadership, accounting, finance or law. The Nominating Committee does not discriminate based upon race, religion, gender, national origin, age, disability, citizenship or any other legally protected status. The Nominating Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a shareholder.

Strategic Planning and Compensation Committee

The Strategic Planning and Compensation Committee (the “Compensation Committee”) has the following responsibilities:

•assists the Board and the Independent Board in the discharge of their fiduciary responsibilities relating to the fair and competitive compensation of our executive officers;

•provides overall guidance with respect to the establishment, maintenance and administration of our compensation programs, including stock and benefit plans;

•oversees and advises the Board and the Independent Board on the adoption of policies that govern our compensation programs;

•recommends to the Board the strategic, tactical and performance goals of the Company, including those performance and tactical goals that relate to performance-based compensation, including but not limited to goals for production, reserves, cash flows and shareholder value;

•in conjunction with the Company’s CEO, oversees management succession planning; and

•produces and approves the annual Compensation Committee Report on executive compensation for inclusion in the Company’s Annual Report on Form 10-K and/or annual proxy statement in accordance with applicable rules and regulations of the SEC and the NYSE.

The Compensation Committee has the authority to form and delegate authority and responsibilities to subcommittees of its members, so long as any subcommittee consists of at least two members of the Compensation Committee.

As of April 16, 2024, the Compensation Committee consisted of Ms. Ehrman and Messrs. Baribault, Baty, Parker and Stewart, each of whom is independent under the rules of the SEC and the NYSE and a “non-employee director” pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Baty is the chair of the Compensation Committee. During 2023, the Compensation Committee met six times.

31     Matador Resources Company | 2024 Proxy Statement

Capital Markets and Finance Committee

The Capital Markets and Finance Committee provides oversight of the Company’s financial objectives, financial policies, capital structure and financing requirements. As of April 16, 2024, the members of the Capital Markets and Finance Committee were Mmes. Appel and Rogers and Messrs. Foran, Howard, Parker and Stewart. Mr. Parker is the chair of the Capital Markets and Finance Committee.

Marketing and Midstream Committee

The Marketing and Midstream Committee provides oversight of the Company’s marketing and midstream activities, projects, joint ventures and plans. As of April 16, 2024, the members of the Marketing and Midstream Committee were Mmes. Ehrman and Ward and Messrs. Byerley and Howard. Ms. Ehrman and Mr. Howard serve as co-chairs of the Marketing and Midstream Committee.

Operations and Engineering Committee

The Operations and Engineering Committee provides oversight of the development of our prospects, our drilling, completions and production operations and associated costs. In addition, the Operations and Engineering Committee provides oversight of the amount and classifications of our reserves and the design of our completion techniques and hydraulic fracturing operations and various other reservoir engineering matters. As of April 16, 2024, the members of the Operations and Engineering Committee were Ms. Ehrman and Messrs. Baribault and Foran. Mr. Baribault is the chair of the Operations and Engineering Committee.

Prospect Committee

The Prospect Committee provides oversight of the technical analysis, evaluation and selection of our oil and natural gas prospects. As of April 16, 2024, the members of the Prospect Committee were Mmes. Ehrman and Ward and Messrs. Baribault, Foran and Parker. Mr. Baribault is the chair of the Prospect Committee.
32     Matador Resources Company | 2024 Proxy Statement

CORPORATE GOVERNANCE
Board’s Role in Risk Oversight

The Audit Committee has the responsibility to oversee the Company’s guidelines and policies to govern the process by which risk assessment and risk management are undertaken by management, including with respect to corporate governance, financial, accounting, operational, environmental, health and safety, regulatory and cybersecurity risks. In connection with the Audit Committee’s oversight responsibility, executive management briefs the Audit Committee on a quarterly basis on risks faced by the Company. Under the Audit Committee’s oversight, management maintains a commercial insurance program for the Company’s benefit covering casualty, property, workers’ compensation, well operations and cybersecurity risks, among others. The Compensation Committee has the responsibility to oversee that our incentive pay does not encourage unnecessary risk taking and to review and discuss the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

Environmental, Social and Governance (ESG) Initiatives

Affirmation of Our Commitment

At Matador, we are committed to creating long-term value in a responsible manner. This commitment extends across our operations and includes a dedication to excellence with respect to environmental, social and governance (ESG) matters. Our guiding focus on good stewardship is reflected in our Code of Ethics and in our Corporate Governance Guidelines, which are reviewed annually by the Environmental, Social and Corporate Governance Committee of the Board. See “Corporate Governance” on page 25 for additional information.

Oversight and Coordination of ESG Efforts

The Board and senior management understand the importance of ESG matters and of supporting the Company’s ongoing efforts in this area. Matador’s senior management and full Board receive regular updates on our ESG efforts and engage with us to pursue continuous improvement in this area.

The Environmental, Social and Corporate Governance Committee is responsible for overseeing sustainability-related matters and monitoring the effectiveness of systems necessary to ensure compliance with ESG-related legislation, regulatory requirements, industry standards and internal policies, programs and practices. In conjunction with senior management, the committee has direct accountability to review and evaluate sustainability practices, risks and strategies and to make recommendations to the full Board regarding sustainability matters.

The Audit Committee also has responsibility through its role overseeing risk assessment and risk management processes, including with respect to operational, environmental, health and safety and regulatory risks.

Progress in Enhancing ESG Reporting

In continuing to raise the profile of the Company’s ongoing ESG-related initiatives externally, we recognize the growing value to stakeholders of consistent and comparable ESG disclosures. In early 2021, we retained Ms. Appel to conduct a review of industry ESG reporting practices and to serve as a dedicated single-focal point for our various ESG efforts.

In May 2021, Matador published sustainability metrics aligned with standards developed by the Sustainability Accounting Standards Board (SASB), and in July 2021, Matador published an update providing supplemental information to the Company’s initial report on these SASB-aligned ESG metrics.

In October 2023, Matador issued its annual Sustainability Report, which was first issued in December 2021. This report highlights Matador’s continued progress and improvements in its operating practices, including the quantitative metrics aligned with the SASB standards noted above, and should provide Matador’s stakeholders and interested parties with a standardized platform for evaluating the Company’s recent performance and future progress. Matador’s annual Sustainability Report, including the SASB-aligned sustainability metrics, is available on the Company’s website at www.matadorresources.com/sustainability. Information included in our Sustainability Report or otherwise included on our website is not incorporated into this Proxy Statement.

33     Matador Resources Company | 2024 Proxy Statement

Ongoing Shareholder Engagement

In 2023, members of our Board and management team had conversations with a number of investors regarding our business and our investors’ priorities, consistent with Matador’s regular practice. Regarding ESG topics specifically, we met or reached out to shareholders representing an estimated 71% of the outstanding shares of our Common Stock (excluding shares held by our officers and directors) as of December 31, 2023. In addition, members of our management team attended ten investor conferences, hosted nine roadshows and participated in various investor presentation events and calls. Feedback from these conversations was shared with the Board and served as a valuable input to the enhanced ESG disclosures that we made over the last year. We appreciate the relationship building that results from cultivating these open dialogues and remain committed to engaging shareholders regularly.

ESG Performance Highlights

Highlights from the Company’s 2023 ESG initiatives are shown below.(1)

Environmental

Continued Reduction of Per-Barrel Emissions(2)	•More than 80% reduction in flaring intensity from 2019 to 2023
•More than 70% reduction in methane intensity from 2019 to 2023
•More than 55% reduction in direct greenhouse gas emissions intensity from 2019 to 2023
Meaningful Use of Non-Fresh Water, Including Recycled Water	•More than 95% of total water consumed in 2023 was non-fresh water(3)
•More than 85% of operated wells completed in 2023 utilized recycled produced water(4)
Increased Transportation by Pipeline	•98% of operated produced water transported by pipeline in 2023
•94% of operated produced oil transported by pipeline in 2023

34     Matador Resources Company | 2024 Proxy Statement

(1)The sustainability metrics included herein have been calculated using the best information available to the Company at the time of publication. The data utilized in calculating such metrics is subject to certain reporting rules, regulatory reviews, definitions, calculation of methodologies, estimates, adjustments and other factors. As a result, these metrics are subject to change from time to time as updated or other information becomes available. The metrics provided reflect both Matador’s gross operated exploration and production operations and gross operated midstream operations on a consolidated basis, except where otherwise noted.
(2)Emissions and flared volumes are calculated in accordance with Environmental Protection Agency standards and reflect only Matador’s gross operated exploration and production volumes.
(3)Fresh water is defined as <1,000 mg/L total dissolved solids and includes Matador’s gross operated volumes for hydraulic fracturing and completions operations, as well as estimates for Matador’s other operations.
(4)As some portion of the total fluid used for hydraulic fracturing operations.

Social

Investing in Human Capital	• Provided approximately 22,000 hours of employee continuing education, equating to approximately 59 hours per employee in 2023
Supporting Military Veterans	• Congressional Medal of Honor Foundation • Michael E. Thornton Foundation
Supporting Communities & Charities Where We Live, Work, and Operate	• Continued donations of food to the North Texas Food Bank and of toys to the Sheriff’s Offices and Courthouses in New Mexico’s Eddy and Lea Counties in 2023

Governance

Diverse and Independent Board Composition	• Lead independent director • Nine of eleven independent directors • One minority and four female directors • Female membership since inception of predecessor company in 1988
Engaged Board of Directors with Majority Voting Standard	• No “overboarding” • Shareholder Advisory Committee for Board Nominations
Active Stakeholder Engagement	• Shareholder outreach program, including discussion of compensation, governance, social, safety and environmental practices and disclosures

Strategic Planning and Compensation Committee Interlocks and Insider Participation
Ms. Ehrman and Messrs. Baribault, Baty, Parker and Stewart served on the Compensation Committee during 2023. None of these individuals is or was previously one of our officers or employees. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or the Compensation Committee. No member of our Board serves as an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company. There were no compensation committee interlocks during 2023. Mr. Baribault’s sister-in-law is an employee of the Company. For more information on this related person transaction, see “Transactions with Related Persons.”

35     Matador Resources Company | 2024 Proxy Statement

Communications with Directors
The Board has established a process to receive communications from shareholders and other interested parties by mail. Shareholders and other interested parties may contact any member of the Board, any Board committee or the entire Board. To communicate with the Board, any individual director or any committee, correspondence should be addressed to “c/o Corporate Secretary” at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. Shareholders should mark the envelope containing any such communication as “Shareholder Communication with Directors” and clearly identify the intended recipient or recipients of the communication. The Corporate Secretary will review and forward correspondence to the appropriate person or persons as expeditiously as reasonably practicable. However, any such communication will not be forwarded if it does not fall within the scope of matters generally considered by the Board or otherwise fails to comply with the requirements of any applicable policy adopted by the Board relating to the subject matter of communications.

Any communications to the Company from one of the Company’s officers or directors will not be considered “shareholder communications.” Communications to the Company from one of the Company’s employees or agents will only be considered “shareholder communications” if they are made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act will not be viewed as “shareholder communications.”

Executive Officers and Other Senior Officers of the Company
The following table sets forth the names, ages and positions of our executive officers and certain of our other senior officers at April 16, 2024:

Name	Age	Positions Held With Us
Executive Officers
Joseph Wm. Foran	71	Chairman of the Board and Chief Executive Officer
Van H. Singleton, II	46	President—Land, Acquisitions & Divestitures and Planning
Brian J. Willey	47	Executive Vice President and Chief Financial Officer
G. Gregg Krug	63	Executive Vice President—Marketing & Midstream Strategy
Christopher P. Calvert	45	Executive Vice President and Chief Operating Officer
W. Thomas Elsener	39	Executive Vice President—Reservoir Engineering and Senior Asset Manager
Bryan A. Erman	46	Executive Vice President and General Counsel and Head of M&A
Glenn W. Stetson	39	Executive Vice President—Production
Other Senior Officers
Michael D. Frenzel	42	Executive Vice President and Treasurer
Edmund L. Frost, III	49	Executive Vice President of Geosciences
Robert T. Macalik	45	Executive Vice President and Chief Accounting Officer
Jonathan J. Filbert	37	Executive Vice President—Land
Jordan M. Ellington	32	Executive Vice President and Asset Manager
M. Cliff Humphreys	34	Executive Vice President—Completions
Joshua D. Passauer	38	Executive Vice President—Drilling

The following biographies describe the business experience of our executive officers and the senior officers listed above. Each officer serves at the discretion of our Board. There are no family relationships among any of our executive officers.

Executive Officers

Mr. Joseph Wm. Foran
Chairman of the Board and Chief Executive Officer	Please see the biography of Mr. Foran on page 19 of this Proxy Statement.
36     Matador Resources Company | 2024 Proxy Statement

Mr. Van H. Singleton, II
President—Land, Acquisitions & Divestitures and Planning	Mr. Singleton joined Matador Resources Company in August 2007 as a Landman and was promoted to Senior Staff Landman in 2009 and then to General Land Manager in 2011. In September 2013, Mr. Singleton became Vice President of Land, and he was promoted to Executive Vice President of Land in February 2015. He became the Company’s President—Land, Acquisitions & Divestitures and Planning in March 2022. Prior to joining Matador, Mr. Singleton founded and was President of VanBrannon and Associates, LLC and Southern Escrow and Title of Mississippi, LLC from 1998 to 2003, which provided full-spectrum land title work and title insurance in Mississippi, Louisiana, Texas and Arkansas. From 2003 until joining Matador in 2007, he served as general manager of his family’s real estate brokerage in Houston, Texas. Mr. Singleton received a Bachelor of Arts degree from the University of Mississippi in 2000. He is an active member of the American Association of Professional Landmen, the New Mexico Landman Association, the Permian Basin Landman Association and the Dallas Association of Petroleum Landmen.
Mr. Brian J. Willey
Executive Vice President and Chief Financial Officer	In February 2023, Mr. Willey was promoted to Executive Vice President and Chief Financial Officer. Mr. Willey joined Matador Resources Company in February 2014 as its Deputy General Counsel. In January 2016, Mr. Willey was appointed as Co-General Counsel, and in August 2016, he was promoted to Vice President and Co-General Counsel. Mr. Willey became Senior Vice President and Co-General Counsel in July 2018, and in March 2022, he was promoted to President of San Mateo and Senior Vice President, President and General Counsel of Midstream. In October 2022, Mr. Willey was promoted to President and General Counsel of Midstream Operations and Executive Vice President. Prior to joining Matador, Mr. Willey was an attorney with Dean Foods Company where he most recently served as Vice President, Chief Counsel – Corporate. Before Dean Foods, Mr. Willey served as a senior associate in the Dallas office of Baker Botts L.L.P. Mr. Willey’s practice focused on corporate matters, including mergers and acquisitions, public and private securities offerings, venture capital transactions and SEC compliance matters as well as board of director and corporate governance matters. Mr. Willey received a Bachelor of Science degree in Accounting in 2002 from Brigham Young University. He received his law degree in 2005 from The University of Texas School of Law, where he graduated with High Honors and was a member of the Order of the Coif in addition to being named a Chancellor and an Associate Editor on the Texas Law Review. Mr. Willey also served a church mission in the Philippines from 1995 to 1997.
37     Matador Resources Company | 2024 Proxy Statement

Mr. G. Gregg Krug
Executive Vice President—Marketing & Midstream Strategy	Mr. Krug joined Matador Resources Company in April 2012 as its Marketing Manager. In September 2013 he was named Vice President of Marketing for the Company and Vice President of Longwood Gathering & Disposal Systems, LP, and he was promoted to Senior Vice President—Marketing and Midstream in February 2016. He was promoted to Executive Vice President—Marketing and Midstream Strategy in April 2019. He has overall responsibility for Matador’s marketing activities of its oil and natural gas, as well as responsibility for all business aspects for Longwood Gathering & Disposal Systems, LP. Previously, Mr. Krug was with Unit Petroleum Company, an exploration and production company based in Tulsa, Oklahoma, as Marketing Manager, having joined in 2006. He and his staff were responsible for marketing, gas measurement, contract administration and production reporting in their core areas of Oklahoma, the Texas Panhandle, East Texas and Northwestern Louisiana. From 2005 to 2006, Mr. Krug served as Marketing Manager with Matador Resources Company. From 2000 to 2005, Mr. Krug served as Gas Scheduling Supervisor with Samson Resources in Tulsa, Oklahoma where he and his staff were responsible for scheduling natural gas sales as well as procurement of natural gas supply on Samson-owned gathering systems. From 1983 to 2000, Mr. Krug served with The Williams Companies in various capacities including in the Kansas Hugoton Field in Ulysses, Kansas and Tulsa, Oklahoma for Williams Natural Gas Pipeline and on the trading floor in Tulsa, Oklahoma for Williams Energy Services Company. Mr. Krug received a Bachelor of Business Administration degree from Oklahoma City University in 1996.

Mr. Christopher P. Calvert
Executive Vice President and Chief Operating Officer	Mr. Calvert joined Matador Resources Company in October 2014 as a Senior Completions Engineer. In July 2018, he was named Vice President of Completions for the Company, and he was promoted to Senior Vice President—Operations in October 2019. In March 2022, he became a member of Matador’s new, diverse and highly experienced financial planning team supporting the CFO and the finance team. Mr. Calvert was promoted to Senior Vice President and Co-Chief Operating Officer in April 2022. In February 2023, Mr. Calvert was promoted to Executive Vice President and Co-Chief Operating Officer. Prior to joining Matador, Mr. Calvert worked as a Staff Reservoir Engineer in Chesapeake Energy Corporation’s South Texas—Eagle Ford group focusing on A&D evaluations and production and completions optimization. At Chesapeake, Mr. Calvert also held roles as a Senior Asset Manager responsible for completions and operations in the Niobrara Shale, a Senior Completions Engineer responsible for Bakken/Three Forks development and a Senior Operations Engineer focused on production and facility optimization on the Texas Gulf Coast. Prior to Chesapeake, Mr. Calvert worked as an Operations Engineer for Williams Production Company. In addition to his oil and natural gas industry experience, Mr. Calvert has worked in corporate financial controls as an internal Sarbanes-Oxley compliance auditor. Mr. Calvert received Bachelor of Science degrees in Finance and Petroleum Engineering from the University of Wyoming in 2002 and 2008, respectively. He is a member of the Society of Petroleum Engineers.
38     Matador Resources Company | 2024 Proxy Statement

Mr. W. Thomas Elsener
Executive Vice President—Reservoir Engineering and Senior Asset Manager	Mr. Elsener joined Matador Resources Company in April 2013 as an Engineer. In June 2017, he was promoted to Vice President—Engineering and Asset Manager, and he was promoted to Senior Vice President—Reservoir Engineering and Senior Asset Manager in October 2019. In March 2022, Mr. Elsener became a member of Matador’s new, diverse and highly experienced financial planning team supporting the CFO and the finance team. Mr. Elsener was named Executive Vice President—Reservoir Engineering and Senior Asset Manager in April 2022. Prior to joining Matador, Mr. Elsener served in various engineering roles at Encana Oil & Gas (USA) in Dallas, Texas from 2007 to 2013, including reservoir, completions, drilling, business development and new ventures. While at Encana, Mr. Elsener was involved with the exploration and development of assets in the Barnett shale, Deep Bossier, Haynesville shale and other new domestic ventures. Mr. Elsener received a Bachelor of Science degree in Petroleum Engineering from Texas A&M University in 2007. He is a member of the Society of Petroleum Engineers.
Mr. Bryan A. Erman
Executive Vice President and General Counsel and Head of M&A	Mr. Erman joined Matador Resources Company in January 2016 as its Co-General Counsel. In August 2016, Mr. Erman was promoted to Vice President and Co-General Counsel. He became Senior Vice President and Co-General Counsel in July 2018. In March 2022, Mr. Erman became Senior Vice President and General Counsel and in October 2022, Mr. Erman was promoted to Executive Vice President and General Counsel and Head of M&A. Prior to joining Matador, Mr. Erman was a Partner at Carrington, Coleman, Sloman & Blumenthal, L.L.P. in Dallas, having joined the firm in 2010. From 2003 to 2010, he was an associate in the Dallas and Washington, D.C. offices of Baker Botts L.L.P. Mr. Erman’s practice focused on litigation matters, including oil and natural gas, securities and other commercial litigation, as well as corporate governance matters. Before attending law school, Mr. Erman worked for Oklahoma Governor Frank Keating. Mr. Erman received a Bachelor of Arts degree in Political Science in 1999 from the University of Oklahoma. He received his law degree in 2003 from Southern Methodist University Dedman School of Law, where he graduated cum laude and was a Hatton W. Sumners Scholar, a member of the Order of the Coif and an Articles Editor on the SMU Law Review.
39     Matador Resources Company | 2024 Proxy Statement

Mr. Glenn W. Stetson
Executive Vice President—Production	Mr. Stetson joined Matador Resources Company in August 2014 as a Production Engineer, and in July 2015, he was promoted to Asset Manager. Mr. Stetson was promoted to the role of Vice President and Asset Manager in July 2018 and to Senior Vice President of Production and Asset Manager in October 2019. In March 2022, Mr. Stetson became a member of Matador’s new, diverse and highly experienced financial planning team supporting the CFO and the finance team. Mr. Stetson was promoted to the role of Executive Vice President—Production in April 2022. Prior to joining Matador, Mr. Stetson worked at Chesapeake Energy Corporation from 2008 to 2014, holding multiple positions in both the production and completions departments. Most of his time at Chesapeake was spent in the Barnett shale in North Texas, although he also spent some time working in northern Pennsylvania managing the northeast portion of Chesapeake’s Marcellus shale operated production. Mr. Stetson graduated Cum Laude from Oklahoma State University in 2007, receiving a Bachelor of Science degree in Mechanical Engineering Technology. Mr. Stetson is a Licensed Professional Engineer in the State of Oklahoma.
Other Senior Officers
Mr. Michael D. Frenzel
Executive Vice President and Treasurer	Mr. Frenzel was named Executive Vice President and Treasurer in April 2022. Mr. Frenzel’s responsibilities include treasury, financial planning and forecasting, budgeting, capital markets, hedging, financial reporting and investor relations, and he has served as the primary financial officer for San Mateo, Matador’s midstream joint venture, since San Mateo’s formation in 2017. In March 2022, Matador’s Board and CEO asked Mr. Frenzel to act as the Company’s principal financial officer until a new CFO was appointed in February 2023. Mr. Frenzel first worked for Matador’s predecessor company, Matador Petroleum Corporation, as an intern in the summers of 2000, 2001 and 2002. From 2006 to 2010, Mr. Frenzel worked as a Senior Financial Analyst before leaving to obtain his Masters of Business Administration degree in 2010 from Duke University’s Fuqua School of Business. Mr. Frenzel rejoined Matador in 2013 as its Senior Strategy and Financial Analyst and Assistant Treasurer and was promoted to Finance Director and Assistant Treasurer in January 2017. In August 2018, Mr. Frenzel was promoted to Vice President and Treasurer. Mr. Frenzel was promoted to Senior Vice President and Treasurer in October 2020. Before rejoining Matador in 2013, Mr. Frenzel worked as an Investment Associate for Hamm Capital, LLC and as a Financial Analyst and Assistant to the CEO at Continental Resources. In addition to his energy industry experience, Mr. Frenzel also has consulting experience with Deloitte Consulting LLP. Mr. Frenzel graduated summa cum laude from Vanderbilt University in 2004, receiving a Bachelor of Arts degree in Economics and Mathematics, and earned the designation of Fuqua Scholar while receiving a Master of Business Administration degree from Duke University’s Fuqua School of Business in 2012.

40     Matador Resources Company | 2024 Proxy Statement

Dr. Edmund L. Frost III
Executive Vice President of Geosciences	Dr. Frost joined Matador Resources Company in August 2014 as a Senior Geologist and in July 2015 was promoted to Chief Geologist. In June 2017, he was promoted to Vice President of Geosciences, and in July 2019, Dr. Frost was promoted to Senior Vice President of Geosciences. In February 2023, Dr. Frost was promoted to Executive Vice President of Geosciences. Prior to joining the Company, Dr. Frost worked at the Bureau of Economic Geology at The University of Texas at Austin as a Research Associate, a role he began in 2011. While at The University of Texas, his research focused on unconventional resource development in the Delaware Basin and in the Austin Chalk-Eagle Ford system. Dr. Frost began his career in the Subsurface Technology Group at ConocoPhillips in 2007, where he worked a variety of international and domestic basins. Dr. Frost received a Bachelor of Science degree in Geology from the University of Colorado at Boulder in 1998 and a PhD degree in Geology in 2007 from The University of Texas at Austin. Dr. Frost has authored several peer-reviewed papers, conducted multiple industry presentations and led a number of industry field trips in the Delaware Basin.
Mr. Robert T. Macalik
Executive Vice President and Chief Accounting Officer	Mr. Macalik joined Matador Resources Company in July 2015 as Vice President and Chief Accounting Officer. He was promoted to Senior Vice President and Chief Accounting Officer in November 2017. In March 2022, Mr. Macalik became a member of Matador’s new, diverse and highly experienced financial planning team supporting the CFO and the finance team. Mr. Macalik was named Executive Vice President and Chief Accounting Officer in April 2022. Prior to joining Matador, from 2012 to 2015, Mr. Macalik worked at Pioneer Natural Resources Company as Corporate Controller and, previously, as Director of Technical Accounting and Financial Reporting. At Pioneer, Mr. Macalik supervised corporate accounting and financial reporting functions. Prior to joining Pioneer, he was a Senior Manager with PricewaterhouseCoopers (PwC), joining the public accounting firm in 2002. During his tenure with PwC, Mr. Macalik conducted and managed audits for various companies, primarily public companies in the oil and natural gas industry, and managed numerous client relationships. Mr. Macalik received a Bachelor of Arts degree in History, a Bachelor of Business Administration degree and a Master of Professional Accounting degree all from The University of Texas at Austin in 2002. He is a licensed Certified Public Accountant in the State of Texas.

41     Matador Resources Company | 2024 Proxy Statement

Mr. Jonathan J. Filbert
Executive Vice President—Land	Mr. Filbert joined Matador Resources Company in February 2013 as a Senior Staff Landman. In April 2015, he was promoted to General Land Manager, and in December 2017, he was promoted to General Land Manager and Director of Acquisitions. Mr. Filbert was promoted to the role of Vice President of Land in July 2018 and to Senior Vice President—Land in October 2020. Mr. Filbert was promoted to his current role of Executive Vice President—Land in October 2023. Prior to joining Matador, Mr. Filbert worked as a landman at Chesapeake Energy Corporation from 2010 to 2013. Most of his time at Chesapeake was spent working with the new ventures team on their Utica and Marcellus shale assets in Ohio and northern Pennsylvania. Mr. Filbert graduated from the University of Oklahoma in 2010, receiving a Bachelor of Business Administration degree in Energy Management and Finance. He is an active member of the American Association of Professional Landmen, the New Mexico Landman Association, the Permian Basin Landman Association and the Dallas Association of Petroleum Landmen.
Mr. Jordan M. Ellington
Executive Vice President and Asset Manager	Mr. Ellington joined Matador Resources Company in November 2018 as a Drilling Engineer. In October 2019, Mr. Ellington was promoted to Senior Drilling Engineer and MaxOps Coordinator. He was promoted to Vice President and Asset Manager in April 2021, and then to Senior Vice Present and Asset Manager in February 2023. Mr. Ellington was promoted to the role of Executive Vice President and Asset Manager in February 2024. Prior to joining Matador, Mr. Ellington worked for Chevron from 2014 to 2018 in various roles within the drilling and completions department. Most of his time at Chevron was spent focusing on operations and the execution of major capital projects and exploration and appraisal wells in the Deepwater Gulf of Mexico. Mr. Ellington graduated summa cum laude from Texas A&M University in 2014, receiving a Bachelor of Science degree in Mechanical Engineering. He is an active member of the Society of Petroleum Engineers and American Association of Drilling Engineers.
Mr. M. Cliff Humphreys
Executive Vice President—Completions	Mr. Humphreys joined Matador Resources Company in March 2014 as a Completions Engineer. In December 2018, Mr. Humphreys was promoted to Area Completions Manager. He was promoted to Vice President—Completions in October 2019, and then to Senior Vice President—Completions in April 2022. Mr. Humphreys was promoted to his current role of Executive Vice President—Completions in October 2023. Prior to joining Matador, Mr. Humphreys was an Engineer for Encana Oil & Gas (USA), primarily assisting with hydraulic fracturing operations in the company’s East Texas and Louisiana developments. In his time at Matador, Mr. Humphreys has overseen completion operations in both the Delaware Basin and Eagle Ford assets and has directed the company’s efforts in recycling produced water for completion operations. Mr. Humphreys received a Bachelor of Science degree in Mechanical Engineering from The University of Texas at Austin in 2013. He is an active member of the Society of Petroleum Engineers and American Association of Drilling Engineers, and serves on the scholarship selection committee for the Wichita Falls Area Community Foundation.
42     Matador Resources Company | 2024 Proxy Statement

Mr. Joshua D. Passauer
Executive Vice President—Drilling	Mr. Passauer joined Matador Resources Company in January 2012 as a Drilling Engineer. In his initial role at Matador, he managed drilling rigs in the Eagle Ford and Austin Chalk plays. In 2013, he was part of Matador’s transition to the Delaware basin. In January 2017, he was promoted to Area Drilling Manager. In July 2018 he was promoted to Vice President of Drilling and then to Senior Vice President of Drilling in April 2022. He also had the opportunity to work alongside management in creating the MAXCOM team, including overseeing the technology and layout components of the MAXCOM room. Mr. Passauer was promoted to his current role of Executive Vice President—Drilling in October 2023. Prior to joining Matador, Mr. Passauer was an Advanced Services Engineer with Schlumberger from 2010 to 2012, working in-house with Exco Resources in their drilling group. While at Exco, he partnered with a team to create an innovative horizontal drill bit design that optimized the most important portion of a horizontal well. This unique bit design won an innovation award from British Gas, and he was honored to receive that award in London. He also co-authored an associated article that was published in Oilfield Technology magazine. Prior to Schlumberger, Mr. Passauer worked for Smith International in-house with Samson in Tulsa, Oklahoma. He began his career in the oil and gas business in Midland, TX, spending two years in a field role with Smith. This role with Smith gave him valuable field experience as he was able to visit a wide array of drilling rigs throughout the Delaware and Midland basins. Mr. Passauer graduated from Baylor University in 2006 with a Bachelor of Science in Mechanical Engineering and a minor in mathematics. He is an active member of the Society of Petroleum Engineers and the American Association of Drilling Engineers.
Mr. Joseph Wm. Foran

43     Matador Resources Company | 2024 Proxy Statement

PROPOSAL 2
PROPOSAL 2 | ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its Named Executive Officers (as defined below) as described in this Proxy Statement.

We believe the Company’s future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. The Company’s compensation system plays a significant role in its ability to attract, motivate and retain a high-quality workforce. As described in the CD&A, the Company’s compensation program for Named Executive Officers is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and achievement of our objectives.

This proposal provides shareholders the opportunity to endorse or not endorse the Company’s executive compensation program through approval of the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby approved.”

The above-referenced CD&A and accompanying disclosures appear on pages 50-68 of this Proxy Statement.

Because this is an advisory vote, it will not be binding upon the Board. However, the Compensation Committee and the Independent Board will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this resolution on a non-binding basis. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

During our 2018 Annual Meeting of Shareholders, our shareholders approved a non-binding, advisory proposal to hold advisory votes to approve our executive compensation every year. In consideration of the results of this advisory vote, the Board has maintained its policy of providing for annual advisory votes to approve executive compensation. Pursuant to applicable rules, the Company is required to hold another advisory vote on the frequency of future advisory votes to approve named executive officer compensation at the 2024 Annual Meeting. Accordingly, Proposal 3 of this Proxy Statement seeks a non-binding advisory vote on the frequency of future advisory votes to approve named executive officer compensation. Unless the Board modifies its current policy after consideration of the results of the advisory vote under Proposal 3, the next advisory vote to approve executive compensation following this vote will be held at our 2025 Annual Meeting.

The Board of Directors recommends that you vote FOR approval of this resolution.

44     Matador Resources Company | 2024 Proxy Statement

PROPOSAL 3
PROPOSAL 3 | ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from its shareholders regarding the desired frequency for holding future advisory votes to approve the compensation of our Named Executive Officers as described in our annual proxy statements.

This proposal gives shareholders the opportunity to express their views as to whether future advisory votes to approve the Company’s Named Executive Officer compensation program should occur every year, every two years or every three years. Because this vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when deciding the frequency of future non-binding advisory votes on the Company’s named executive officer compensation.

The Board recommends that a non-binding advisory vote to approve the compensation of our executive officers as disclosed in the Company’s proxy statements continue to be held every year.

While the Board believes this recommendation is appropriate at this time, shareholders are not voting to approve or disapprove this recommendation, but are instead asked to provide an advisory vote on whether future non-binding advisory votes to approve the Company’s Named Executive Officer compensation should be held every year, every two years or every three years. The choice receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders, even if that choice does not receive a majority of the votes.

The Board of Directors recommends that you vote for “1 YEAR” on this proposal.

45     Matador Resources Company | 2024 Proxy Statement

PROPOSAL 4 | RATIFICATION OF THE APPOINTMENT OF KPMG LLP

The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the year ending December 31, 2024, and the Board has directed that such appointment be submitted to our shareholders for ratification at the Annual Meeting.

The Audit Committee concluded that KPMG’s provision of non-audit services, such as tax services, does not compromise KPMG’s independence.

If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

The Company has been advised that representatives of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions and make a statement if they desire to do so.

Fees of Independent Registered Public Accounting Firm for Fiscal Years 2023 and 2022

The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for the years ended December 31, 2023 and 2022, and fees for other services rendered by KPMG during those periods:

	2023	2022
Audit fees	$2,020,000	$1,615,000
Audit-related fees	$50,000	—
Tax fees	$420,000	$170,000
All other fees	—	—
Total	$2,490,000	$1,785,000

Services rendered by KPMG in connection with the fees presented above were as follows:

Audit Fees

For fiscal year 2023, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements and consultation on significant accounting matters. Audit fees also included fees paid to KPMG by San Mateo for the audit of their 2023 financial statements.

For fiscal year 2022, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements and consultation on significant accounting matters. Audit fees also included fees paid to KPMG by San Mateo for the audit of its 2022 financial statements.

Audit-Related Fees

Audit-related fees for fiscal year 2023 related to fees for assurance and related services for subsidiary audits that are not included in the audit fees listed above. We did not incur any audit-related fees in 2022.

46     Matador Resources Company | 2024 Proxy Statement

Tax Fees

Tax fees for fiscal years 2023 and 2022 related to permitted tax planning services.

All Other Fees

We did not incur any other fees in 2023 or 2022.

The Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has authorized the chair of the Audit Committee to pre-approve audit and permissible non-audit services provided by KPMG up to $750,000. Pursuant to this delegation, the decisions of the chair must be presented to the Audit Committee at its next meeting.

Report of the Audit Committee

We are a standing committee comprised of independent directors as currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board has determined that at least one of the members of the Audit Committee is an “audit committee financial expert” as defined by applicable SEC rules and regulations. We operate under a written charter adopted by the Board. A copy of the charter is available free of charge on the Company’s website at www.matadorresources.com under “Investor Relations—Corporate Governance.”

We annually select the Company’s independent registered public accounting firm. If the shareholders do not ratify the appointment of KPMG at the Annual Meeting, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we have met and held discussions with management and the independent registered public accounting firm. In this context, management and the independent registered public accounting firm represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2023 were prepared in accordance with U.S. generally accepted accounting principles. We reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm and discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Company’s independent registered public accounting firm has also provided to us the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee, and we discussed with the independent registered public accounting firm that firm’s independence.

Based upon our reviews and discussions with management and the independent registered public accounting firm and our review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, we recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.

Audit Committee,

William M. Byerley, Chair
Reynald A. Baribault
Julia P. Forrester Rogers
James M. Howard
Timothy E. Parker
Susan M. Ward
47     Matador Resources Company | 2024 Proxy Statement

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2024. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so. Abstentions will have the effect as a vote cast against the proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

48     Matador Resources Company | 2024 Proxy Statement

Dear Fellow Shareholders,

On behalf of the Board and the Compensation Committee, thank you for your continued support of Matador and entrusting us with your hard-earned capital. We continue to be grateful for the opportunities that we have had to visit with many of you, and we look forward to getting to know more of our shareholders in the future.

The Board, management and staff are extremely pleased to celebrate with you another outstanding year for Matador in 2023. Once again, we achieved a number of operational and financial successes across the Company. These achievements include record oil and natural gas production, increased efficiency in our operations, steadily decreasing costs and better-than-expected free cash flow. These record results could not have been achieved without a talented and hardworking team committed to increasing shareholder value through exploring and developing great oil and natural gas assets. Our team continues to find ways to grow and improve both our upstream and midstream businesses and return value to our shareholders.

Of particular note, in 2023, we closed and successfully integrated the strategic Advance Acquisition, which included approximately 18,500 net acres in the core of the northern Delaware Basin, with approximately 99% of such acreage held by production. The Advance Acquisition provided a significant increase in our inventory in our core target formations and additional upside locations. This new acreage also provided further expansion opportunities for Pronto, our wholly-owned midstream subsidiary. The Advance Acquisition was just one of approximately 200 acquisitions and trades completed in 2023 located throughout Matador’s asset areas. As noted in the Compensation Discussion and Analysis that follows, in part as a result of these acquisitions, Matador is now the eighth largest producer by total production in New Mexico according to Enverus data. To successfully close and integrate these acquisitions requires excellent communication, hard work and dedication by every group at Matador.

The remarkable professionalism and teamwork by and between the various groups within Matador—led by our talented team of executives—made these exceptional results possible. Our Board has a “pay for performance” philosophy and recognizes the leadership of our executive officers in contributing to the Company’s achievements outlined above. We are particularly appreciative of the disciplined approach of our Board and executive team that has allowed us to continue to expand our strategic opportunities in both our exploration and production business and our increasingly important midstream businesses.

We look forward to ongoing dialogue with our shareholders and to demonstrating responsiveness to your feedback, including with respect to our executive compensation program. We are honored to serve on your behalf and hope you will join us at the 2024 Annual Meeting of Shareholders.

Sincerely,

Timothy E. Parker	R. Gaines Baty
Lead Independent Director	Chair, Strategic Planning and Compensation Committee

49     Matador Resources Company | 2024 Proxy Statement

EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, provides a general description of our compensation program and specific information about its various components for the following “Named Executive Officers” for 2023:

•Joseph Wm. Foran, Chairman of the Board and Chief Executive Officer;

•Van H. Singleton, II, President—Land, Acquisitions & Divestitures and Planning;

•Brian J. Willey, Executive Vice President and Chief Financial Officer;

•Billy E. Goodwin, Former President—Operations;

•Craig N. Adams, Former Executive Vice President, Co-Chief Operating Officer, Chief of Staff and Corporate Secretary; and

•Michael D. Frenzel, Executive Vice President and Treasurer and Former Principal Financial Officer.

Mr. Frenzel served as the Company’s principal financial officer from March 31, 2022 to February 16, 2023. On February 16, 2023, Mr. Willey was promoted to Executive Vice President and Chief Financial Officer and assumed the role of principal financial officer. Mr. Adams retired from his roles as the Company’s Executive Vice President, Co-Chief Operating Officer and Corporate Secretary effective March 6, 2024, at which time Mr. Adams was no longer an executive officer of the Company, and from his role as Chief of Staff effective March 31, 2024. Mr. Goodwin retired from his role as the Company's President—Operations effective April 10, 2024, at which time Mr. Goodwin was no longer an executive officer of the Company, and is expected to continue to serve as an employee of the Company through April 30, 2024.

2023 Highlights

The successful execution of our business strategies, including the Advance Acquisition, led to increases in our oil and natural gas production and proved oil and natural gas reserves in 2023. We also improved the capital efficiency of our drilling and completion operations and achieved several key operational milestones throughout the year, as further described below. In addition, we achieved several key capital resources objectives during the year, including generating free cash flow, paying down a portion of the borrowings that funded the Advance Acquisition, increasing our quarterly cash dividend and earning performance incentives from Five Point. Further, we completed several important financing transactions in 2023, including the issuance of the 2028 Notes, increasing the elected borrowing commitment and the borrowing base under our Credit Agreement and increasing the lender commitments under the San Mateo Credit Facility. San Mateo also achieved important milestones in 2023, including the addition of produced water disposal capacity and being awarded new customer contracts. These actions increased our operational flexibility and opportunities while preserving the strength of our balance sheet and our liquidity position.

Advance Acquisition

Our strong financial position at the start of 2023, including over $500 million of cash, allowed us to take advantage of a unique and strategic opportunity to acquire Advance. The Advance Acquisition added acreage in the core of the northern Delaware basin, including in our core and upside target formations, and provided further expansion opportunities for Pronto, our wholly-owned midstream subsidiary serving that area in Lea County, New Mexico. The Advance Acquisition was only one of approximately 200 acquisitions and trades we completed during 2023. These transactions and their associated midstream systems were located throughout Matador’s asset areas and continue to build and connect Matador’s core Delaware Basin acreage.

50     Matador Resources Company | 2024 Proxy Statement

Record Operational and Financial Results

The year ended December 31, 2023 was marked by record operational and financial results across the Company. San Mateo also had a record year in 2023, including increased throughput volumes for natural gas gathering and processing, oil gathering and transportation and water handling, as well as our second highest annual net income and record Adjusted EBITDA (a non-GAAP financial measure). The charts below show the five-year growth experienced by both our exploration and production business and our midstream business.

TOTAL OIL EQUIVALENT PRODUCTION (MMBOE)
TOTAL PROVED OIL
EQUIVALENT RESERVES (MMBOE)

THIRD-PARTY MIDSTREAM SERVICES REVENUES ($ millions)

For the year ended December 31, 2023, we achieved record oil, natural gas and average daily oil and natural gas equivalent production. In 2023, we produced 27.5 million Bbl of oil, an increase of 26%, as compared to 21.9 million Bbl of oil produced in 2022. We also produced 123.4 Bcf of natural gas, an increase of 24% from 99.3 Bcf of natural gas produced in 2022. Our average daily oil and natural gas equivalent production for the year ended December 31, 2023 was 131,813 BOE per day, including 75,457 Bbl of oil per day and 338.1 MMcf of natural gas per day, an increase of 25%, as compared to 105,465 BOE per day, including 60,119 Bbl of oil per day and 272.1 MMcf of natural gas per day, for the year ended December 31, 2022. The increase in oil and natural gas production was primarily attributable to the Advance Acquisition and our ongoing delineation and development drilling activities in the Delaware Basin throughout 2023, which offset declining production in the Eagle Ford shale. Oil production comprised 57% of our total oil and natural gas production (using a conversion ratio of one Bbl of oil per six thousand cubic feet of natural gas) for each of the years ended December 31, 2023 and 2022.

51     Matador Resources Company | 2024 Proxy Statement

During 2023, we achieved all five significant and important operational milestones in the Delaware Basin that we had set at the beginning of the year. These five operational milestones were each achieved when we turned to sales:

•eight Rodney Robinson wells in the first half of 2023;

•eight Stateline wells in the first half of 2023;

•21 Ranger wells on properties acquired in the Advance Acquisition in the second half of 2023, which was the largest single batch development project in our history;

•17 Stebbins wells in the second half of 2023; and

•13 Wolf wells in the second half of 2023, including our first two “U-Turn” two-mile lateral wells.

In addition to achieving these five key operational milestones, further operational achievements in the Delaware Basin in 2023 included:

•continued drilling of longer laterals, with an average completed lateral length for operated wells turned to sales in 2023 of approximately 9,800 feet; and

•D/C/E capital expenditures for 2023 of $1.16 billion, which was below our estimated range for 2023 D/C/E capital expenditures of $1.18 to $1.32 billion as provided on February 21, 2023, and was in the middle of the revised estimated range of $1.10 to $1.22 billion, as provided on July 25, 2023.

Capital Resources and Financing Highlights

In addition to record financial results, we returned value to shareholders through the generation of free cash flow and increases to our quarterly dividend. We also completed several important financing transactions in 2023 that increased our operational flexibility while preserving the strength of our balance sheet and improved our liquidity position.

Historical Annualized Dividend
Dividend Per Share
$0.90
$0.80
$0.70
$0.60
$0.50
$0.40
$0.30
$0.20
$0.10
$—
$0.10
$0.20
$0.40
$0.60
$0.80
Q1 2021
Q4 2021
Q3 2022
Q1 2023
Q4 2023

52     Matador Resources Company | 2024 Proxy Statement

Highlights of these value-generating items include:

•The generation of free cash flow in all four quarters of 2023.

•The amendment of our dividend policy in the fourth quarter of 2023, pursuant to which we increased the quarterly cash dividend from $0.15 per share of Common Stock to $0.20 per share of Common Stock.

•The receipt of $38.2 million in performance incentives directly from Five Point in 2023.

•The issuance of $500.0 million in aggregate principal amount of our 2028 Notes.

•The revision of our Credit Agreement at our spring and fall redetermination processes to collectively (i) increase the borrowing base to $2.50 billion, as compared to $2.25 billion at December 31, 2022, (ii) increase the elected borrowing commitment to $1.325 billion, as compared to $775.0 million at December 31, 2022, (iii) increase the maximum facility amount to $2.00 billion, as compared to $1.50 billion at December 31, 2022 and (iv) add two new banks to our lending group.

•The amendment of the San Mateo Credit Facility in October 2023 to (i) increase the lender commitments from $485.0 million to $535.0 million and (ii) add a new bank to San Mateo’s lending group.

ESG Highlights

During 2023, we also continued to improve our ESG performance and enhance our ESG disclosures. Among other items, our ESG achievements included the following:

•The continued decrease in per-barrel emissions, including a reduction in direct greenhouse gas emissions intensity from 2019 levels, increased use of non-fresh water, including recycled water, and increased transportation of oil and water by pipeline.

•Approximately 22,000 hours of employee continuing education, equating to approximately 59 hours per employee in 2023, and management’s continued focus on risk management and cybersecurity, including quarterly reports by executive management to the Audit Committee.

•The publishing of our annual Sustainability Report in October 2023, which provides Matador’s stakeholders and interested parties with a standardized platform for evaluating the Company’s recent performance and future progress.

53     Matador Resources Company | 2024 Proxy Statement

Compensation Program Objectives

Our Board has a “pay for performance” philosophy and recognizes the leadership of our executive officers in contributing to the Company’s achievements. Our future success and the ability to create long-term value for our shareholders depend on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. In furtherance of these goals, our executive compensation program is designed to meet the following key objectives:

•to be fair to both the executive and the Company and be competitive with comparable positions at companies in our peer group;

•to attract and retain talented and experienced executives in light of the intense competition for talent in our industry and areas of operation, including from peers and larger industry competitors;

•to align the interests of our executives with the interests of our shareholders and with the performance of our Company for long-term value creation;

•to provide financial incentives to our executives to achieve our key corporate and individual objectives with an appropriate mix of fixed and variable pay;

•to foster a shared commitment among executives by coordinating their corporate and individual goals; and

•to provide compensation that takes into consideration the education, professional experience, knowledge, commitment and dedication that is specific to each job and the unique qualities each executive possesses.

54     Matador Resources Company | 2024 Proxy Statement

2023 Say-on-Pay Results

At our 2023 Annual Meeting, support for our executive compensation program remained strong with 96% approval. The Compensation Committee took this support into account as one of many factors it considered in connection with the discharge of its responsibilities in exercising its judgment in establishing and overseeing our executive compensation arrangements throughout the year.

Compensation Program Best Practices

	What We Do:		What We Don't Do:
✓	We pay for performance—approximately 80% of our CEO’s target total compensation for 2023 was variable and at risk, with approximately 50% performance-based	×	We do not permit hedging of Company stock
✓	We maintain robust stock ownership guidelines for officers	×	We do not gross-up excise taxes for severance or change in control payments
✓	We engage an independent compensation consultant	×	We do not guarantee bonuses
✓	We use competitive benchmarking in setting compensation	×	We do not reprice stock options without shareholder approval
✓	We conduct annual risk assessments of compensation practices	×	We have no defined benefit or supplemental executive retirement plans
✓	We conduct regular shareholder engagement to gather feedback on compensation practices	×	We do not allow pledging of Company stock, except in limited circumstances
✓	We hold an annual say-on-pay vote	×	We do not pay dividends on phantom units, restricted stock units (“RSUs”) or performance stock units (“PSUs”)
✓	We maintain a clawback policy	×	We do not pay dividends on unvested restricted stock, which accumulate and only settle once the underlying shares have vested

Impact of COVID-19 and Related Items on Our Compensation Programs

We made significant changes to our executive compensation program in 2020 in response to the COVID-19 pandemic and the sudden decline in oil prices, including reductions in base salaries. Additionally, even though each of the Independent Board-approved metrics under the Company's annual cash incentive plan (the "Cash Incentive Plan") were met or exceeded, the Company's executive officers and the Independent Board agreed that the executive officers would forego receiving any 2020 annual cash bonuses. As commodity prices improved in 2021, we shifted our executive compensation program to more closely resemble our 2019 executive compensation program prior to the decline in oil prices in 2020 and the COVID-19 pandemic. As such, our executive officers received increases in their base salary, increases in the grant date fair values for long-term equity awards and annual cash bonuses for 2021 and 2022. These changes to our compensation program in 2021 and 2022 corresponded to our performance as the Company’s stock price hit a low of $1.11 in March 2020 and then recovered to close at $36.92 on December 31, 2021 and continued to increase to close at $57.24 on December 30, 2022. During 2023, prices for oil were slightly lower, averaging $77.60 per Bbl, and prices for natural gas were significantly lower, averaging $2.66 per MMBtu over the year. Despite lower commodity prices, Matador’s stock price remained strong, closing at $56.86 per share at December 29, 2023. As such, our compensation program in 2023 did not materially differ from our compensation program in 2022. Mr. Foran’s total compensation for 2023 decreased approximately 11% as compared to his total compensation for 2022. Mr. Foran’s average annual total compensation for the three years ended December 31, 2023 was approximately $8.7 million.

55     Matador Resources Company | 2024 Proxy Statement

Elements of 2023 Compensation Program

Our executive compensation program places a considerable amount of an executive’s compensation at risk in the form of incentive or equity-based compensation, which can be variable from year to year. We also seek to provide an appropriate balance between annual incentives and long-term incentives to ensure that each executive is motivated to consider longer-term Company performance in preference to short-term results.

For 2023, our management compensation program was comprised of the following primary elements:

2023 Element	Key Features	Why We Include This Element
Base Salary	•Fixed level of cash compensation	•Compensates each executive for his assigned responsibilities, experience, leadership and expected future contributions
Annual Cash Incentive Payments	•Variable, annual, performance-based cash compensation	•Focuses and motivates management to achieve key corporate and individual objectives •Rewards achievements over the prior year
Phantom Units / Restricted Stock
•Approximately 50% of targeted total long-term equity award value
•Vests ratably in annual installments over three years from grant date
•Phantom Units settle in cash
•Restricted Stock reflect issued shares of the Company's Common Stock

•Directly aligns executive and shareholder interests by tying the cash received on settlement to the Company’s stock price
•Retains executives over vesting period
•Cash settlement of Phantom Units avoids dilution of Common Stock
•Restricted Stock increases overall stock ownership

Performance Stock Units
•Approximately 50% of targeted total long-term equity award value
•Vests between 0% and 200% following a three- year performance period ending December 31, 2025 based on the Company’s ranking of relative total shareholder return as compared to our peers
•If absolute total shareholder return is negative, payout is capped at target (100%)

•Focuses executives on the Company’s long-term performance as award is tied to the Company’s total shareholder return relative to the total shareholder return of its peers over a three-year performance period
•Settlement in shares of the Company’s stock increases alignment between executives and shareholders
•Retains executives over vesting period

Severance and Change of Control Benefits	•Specified severance pay and benefits are provided under each Named Executive Officer’s employment agreement in connection with termination events, including after a change in control
•Provides an incentive for executives to remain with the Company despite the uncertainties of a potential or actual change in control
•Provides a measure of financial security in the event an executive’s employment is terminated without cause

Other Benefits	•Broad-based 401(k) retirement, employee stock purchase plan and health and welfare benefits offered to all eligible employees	•Provides market competitive benefits •Protects employees against catastrophic loss and encourages a healthy lifestyle

56     Matador Resources Company | 2024 Proxy Statement

Consistent with our compensation program objectives, we provide our executive officers with a significant portion of their total compensation in the form of variable, rather than fixed, compensation. Importantly, a significant portion of total compensation is also performance-based. The percentages shown below reflect each executive’s target compensation opportunity determined by the Compensation Committee and the Independent Board and do not reflect actual payments made to the executives for 2023.

2023 CEO Target Compensation(1)
2023 Average Other NEO Target Compensation(1)(2)

(1) Includes approximately 79% variable pay with approximately 50% performance based.

(1) Includes approximately 77% variable pay with approximately 50% performance based. Mr. Willey was granted restricted stock rather than PSUs.
(2) Mr. Frenzel omitted given his transition from the acting principal financial officer role to Executive Vice President and Treasurer effective February 16, 2023.

Role of the Independent Board, Compensation Committee and Management

The Compensation Committee annually evaluates each of the Company’s executive officers, including Mr. Foran, and recommends to the Independent Board the proposed compensation structure for each of the executives, including salary, equity and non-equity incentive compensation. Based on such recommendations, the Independent Board sets Mr. Foran’s compensation each year. Mr. Foran consults with and provides recommendations to the Compensation Committee and Independent Board regarding the compensation structure for each of the other Named Executive Officers. Based on the recommendations of the Compensation Committee and Mr. Foran, the Independent Board sets the other Named Executive Officers’ compensation each year. The members of the Independent Board are required to be independent pursuant to the listing standards of the NYSE and the rules and regulations promulgated by the SEC.

As part of their annual evaluations, the Compensation Committee:

•conducts an analysis of the Company’s annual performance relative to any performance criteria or targets established under the the Cash Incentive Plan and recommends to the Independent Board the amount of final annual cash incentive awards;

•reviews and recommends the form of and number of shares to be awarded pursuant to long-term incentive compensation awards, including vesting terms, performance metrics, performance peer groups and other material provisions of such awards;

•reviews executive officer compensation levels as compared to the Company’s peers;

•reviews and recommends any employment agreement, severance agreement, change in control agreement or provision or separation agreement or amendment thereof; and

•reviews and recommends any deferred compensation arrangement, retirement plan, other benefits and perquisites.

57     Matador Resources Company | 2024 Proxy Statement

In addition, the Compensation Committee confirms at least annually that our compensation policies and practices do not encourage unnecessary risk taking and reviews the relationship between risk management, corporate strategy and executive compensation. The Compensation Committee considers, in establishing and reviewing our compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not and is not reasonably likely to have a material adverse effect on us. Many features of our program reflect sound risk management practices. Base salaries are fixed in amount and thus do not encourage risk taking. While annual cash incentive payments are tied to management’s achievements during the applicable fiscal year, they also take into account multiple performance criteria based on the executive’s individual performance and are within the discretion of the Independent Board, with payout limits for each participant. Thus, the Compensation Committee believes that our annual cash incentive awards appropriately balance risk and the desire to focus executives on specific short-term goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk taking. In addition, the Compensation Committee believes that our equity compensation program provides an appropriate balance between the goals of increasing the price of our Common Stock and avoiding potential risks that could threaten our growth and stability due to the fact that the phantom units and PSUs vest over three years and the PSUs vest based on our relative total shareholder return, with an overall payout limit and a further limit if absolute total shareholder return is negative. We also maintain policies prohibiting hedging and pledging (except in limited circumstances) and stock ownership guidelines and a clawback policy, which we believe further mitigate the potential for unnecessary or excessive risk taking.

In addition, pursuant to its charter, the Compensation Committee reviews and recommends to the Independent Board any proposals for the adoption, amendment, modification or termination of our incentive compensation, equity-based plans and non-equity based plans.

Role of the Independent Compensation Consultant

The Compensation Committee has engaged Meridian Compensation Partners, LLC ("Meridian") as its independent executive compensation advisory firm. Meridian provides assessments of the competitiveness of the Company’s executive compensation levels and practices relative to relevant executive labor markets and performs other tasks as requested by the Compensation Committee. For 2023, the Compensation Committee assessed the independence of Meridian pursuant to applicable SEC and NYSE rules and concluded that Meridian’s engagement by the Compensation Committee did not raise any conflicts of interest.

Use of Peer Group Market Data

Our independent compensation consultant benchmarks the pay levels of our officers against a group of competitor companies in the oil and natural gas exploration and production sector (the “Peer Group”). In connection with its annual review, the Compensation Committee and Independent Board adopted the following Peer Group in 2023, which was used in setting 2023 compensation levels:

APA Resources Corp.	Marathon Oil Corp
Callon Petroleum Co.	Ovintiv Inc.
Coterra Energy Inc.	PDC Energy Inc
Diamondback Energy Inc.	Permian Resources Corp.
Magnolia Oil & Gas Corp.	SM Energy Co.

In addition to considering companies in the oil and natural gas exploration and production sector, the Compensation Committee also considered company size characteristics such as assets, enterprise value and market value when approving the Peer Group. The Peer Group also includes certain companies with operations in the Permian Basin that face similar opportunities and challenges that we face. For 2023, the Compensation Committee removed Vital Energy in consideration of the size of its market capitalization relative to that of the Company and added APA Resources Corp. to the 2023 Peer Group given the comparable size of its market capitalization. As of December 31, 2023, the Peer Group had a median market capitalization of $7.4 billion, compared to the Company’s market capitalization of $6.8 billion at such date, placing the Company at the 46th percentile of the Peer Group.

58     Matador Resources Company | 2024 Proxy Statement

The Peer Group is used by the Compensation Committee and the Independent Board in setting Named Executive Officer salaries, annual cash incentive award opportunities, long-term incentive awards and target total direct compensation levels. The Compensation Committee and Independent Board use this data to inform their pay decisions as one data point among many others, including Company performance, individual performance, experience and responsibilities, leadership and professional growth.

2023 Base Salaries

The Compensation Committee recommended, and the Independent Board approved, effective January 1, 2023, the base salary levels for the Named Executive Officers as set forth below.

Executive Officer	2022 Base Salary(1)	2023 Base Salary
Joseph Wm. Foran	$1,350,000	$1,350,000
Van H. Singleton, II	$750,000	$800,000
Brian J. Willey	$—	$600,000
Billy E. Goodwin	$750,000	$800,000
Craig N. Adams	$750,000	$800,000
Michael D. Frenzel	$450,000	$450,000
(1) Information is not provided for Mr. Willey for 2022 as he was not a Named Executive Officer in 2022.

The Independent Board determined that the base salary levels for each of the Named Executive Officers effective January 1, 2023 were warranted based upon each Named Executive Officer’s individual contributions to, among other items:

•the Company’s operational performance during 2022, including record annual oil, natural gas and average daily oil equivalent production;

•the Company’s financial performance during 2022;

•the Company’s stock price during 2022;

•the Company’s continued improvement in operational efficiencies;

•the Company’s continued focus on improvement in its ESG initiatives and disclosure of such initiatives; and

•the continued growth of the Company’s midstream business throughout 2022.

59     Matador Resources Company | 2024 Proxy Statement

2023 Annual Cash Incentive Compensation

The Company’s 2023 annual cash incentive compensation was awarded pursuant to the Cash Incentive Plan, which is designed to link executive decision making and performance with the Company’s goals, reinforce these goals and ensure the highest level of accountability for the success of the Company as a whole. The Cash Incentive Plan advances Company and shareholder interests by providing an additional means to (i) sustain and enhance the culture of personal commitment on the part of executives, select managers and key employees in the continued growth, development and financial success of the Company and (ii) encourage them to remain with, and devote their best efforts to, the Company. The Cash Incentive Plan provides for the granting of incentive compensation awards that may be paid to a participant upon satisfaction of specified performance goals for a particular performance period. In addition, the Cash Incentive Plan provides that the Compensation Committee and Independent Board may make adjustments for individual executive officers for exceptional performance and attainment of certain enumerated strategic goals (the “Strategic Objectives Adjustment”).

Performance Goals

For 2023, the chair of the Compensation Committee met with Mr. Foran and certain members of the executive management team to review and discuss potential criteria for the performance goals. Based on these meetings, the chair of the Compensation Committee proposed certain preliminary performance goal categories for consideration for 2023 to the full Compensation Committee. The Compensation Committee then met with our executive management team to review the proposed performance goal categories. As a result of these discussions, and upon the recommendation of the Compensation Committee, the Independent Board determined to use the following threshold, target and maximum performance goals for 2023, which were each achieved at or above the maximum level, as shown below:

2023 Performance Goals	Threshold	Target	Maximum	Actual Results	Assessment
Net Debt/Adjusted EBITDA(1)(2)(3)	1.2x	1.0x	0.8x	0.9x	Exceeded Target
Adjusted operating costs per BOE, excluding interest ($/BOE)	$15.75	$14.75	$13.75	$12.83	Exceeded Maximum
Return on Average Capital Employed (ROACE)	26%	30%	34%	34%	Achieved Maximum
Total Shareholder Return vs. Peer Group	—	Upper 50%	Upper 25%	Upper 50%	Achieved Target
Environmental, Social and Governance (ESG)(4)	—	—	—	—	—	(5)

(1)Adjusted EBITDA is a non-GAAP financial measure included herein solely as a reference point under the Cash Incentive Plan. It is commonly used by similar companies in our industry. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to Matador’s net income (loss) and net cash provided by operating activities, see Annex A to this Proxy Statement.
(2)As a reference point under the Cash Incentive Plan, Net Debt as of December 31, 2023 is calculated as (i) $1.2 billion in senior notes outstanding, plus (ii) $552.3 million in debt under the Credit Agreement, including outstanding borrowings and letters of credit, less (iii) $52.7 million in available cash. The increase in Net Debt in 2023 as compared to 2022 was primarily attributable to the Advance Acquisition.
(3)Attributable to Matador Resources Company shareholders after giving effect to those values attributable to third-party non-controlling interests, including in San Mateo.
(4)Based on a qualitative assessment of the Company’s overall progress in its ESG-related efforts, including with respect to enhancements to public disclosures, and a review of the Company’s performance in the areas of environmental stewardship, safety processes and procedures, training of personnel, risk management, cybersecurity and diversity and inclusion.
(5)Among other items, the Compensation Committee and Independent Board noted the continued publication of the Company’s annual Sustainability Report, the continued reduction of per-barrel emissions, the meaningful use of non-fresh water, including recycled water, the increased transportation of operated produced water and operated produced oil by pipeline, the number of training hours conducted by Company personnel and management’s continued focus on risk management and cybersecurity, including quarterly reports by executive management to the Audit Committee.

60     Matador Resources Company | 2024 Proxy Statement

In addition to setting the 2023 performance goals outlined above, the Compensation Committee also identified certain annual financial and strategic achievements to be considered by the Compensation Committee and the Independent Board in connection with the assessment of the performance of the Named Executive Officers during 2023 and the Strategic Objectives Adjustment component for 2023. These additional factors included:

•Adjusted Free Cash Flow(1) of $460 million;

•percentage of oil production growth of 26%;

•reserves growth to 460 MMBOE;

•drilling and completions cost per foot of $1,075;

•lease operating expenses per BOE of $5.06;

•San Mateo Adjusted EBITDA(2) of $200 million; and

•the completion of numerous quality acreage, mineral and midstream transactions, including the Advance Acquisition.

(1)Adjusted Free Cash Flow is a non-GAAP financial measure included herein solely as a reference point under the Cash Incentive Plan. It is commonly used by similar companies in our industry. For a definition of Adjusted Free Cash Flow and a reconciliation of Adjusted Free Cash Flow to Matador’s net cash provided by operating activities, see Annex A to this Proxy Statement.
(2)Adjusted EBITDA is a non-GAAP financial measure included herein solely as a reference point under the Cash Incentive Plan. It is commonly used by similar companies in our industry. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to San Mateo’s net income and net cash provided by operating activities, see Annex A to this Proxy Statement.

2023 Incentive Opportunities

In making recommendations regarding potential 2023 annual cash incentive opportunities for our Named Executive Officers, the Compensation Committee reviewed Meridian’s recommendations and the recommendations of Mr. Foran regarding proposed target opportunities. Based on such review, which took into account the differing responsibilities of each Named Executive Officer and Peer Group data, where available, for bonus levels for comparable positions, the 2023 target annual incentive opportunities for each of our Named Executive Officers were as set forth below. Such opportunities, as a percentage of base salary, remain unchanged from 2022 target opportunities.

Participant	2023 Target Annual Incentive Opportunity as % of 2023 Base Salary
Joseph Wm. Foran	100%
Van H. Singleton, II	100%
Brian J. Willey	100%
Billy E. Goodwin	100%
Craig N. Adams	100%
Michael D. Frenzel	100%

The maximum award opportunity for Mr. Foran was capped at 200%, for Messrs. Singleton, Willey, Goodwin and Adams was capped at 175% and for Mr. Frenzel was capped at 150%, in each case, prior to application of the Strategic Objectives Adjustment. Our Independent Board also determined to cap the Strategic Objectives Adjustment for each of Messrs. Foran, Singleton, Willey, Goodwin and Adams at 30% and for Mr. Frenzel at 25% of such Named Executive Officer’s total 2023 annual cash incentive payment.

61     Matador Resources Company | 2024 Proxy Statement

2023 Performance Results

The Compensation Committee then assessed the Company’s 2023 results in light of the performance goals, annual financial and strategic achievements and the following individual performance milestones for each Named Executive Officer when determining appropriate annual cash incentive award amounts:

Named Executive Officer	Individual Performance Milestones
Joseph Wm. Foran Chairman and Chief Executive Officer
•Collaborated with the Board and other executive officers to create and maintain an effective team culture throughout each level of Matador’s organization building value through (1) traditional oil and natural gas operations growing organically through the drill bit, (2) expanding midstream operations in Matador’s various asset areas and (3) selective acreage acquisitions
•Directed the origination, negotiation, closing and integration of the Advance Acquisition
•Provided direction and leadership throughout Matador in developing and executing Matador’s strategy and operational plan, which resulted in record operational and financial results and free cash flow during each quarter of 2023
•Provided leadership to the Board on various matters, including with respect to acquisitions, drilling plans and returning value to shareholders through our steadily increasing fixed dividend
•Guided the collaborative management of the Company’s balance sheet and improvement of the Company's already strong financial position through strategic financing transactions
•Led firmwide focus on attracting, training and retaining talent and encouraging employee leadership development and director engagement
• Aligned our strategy and operational plan throughout the organization by effectively communicating to directors, staff, shareholders and the public
•Directed efforts to develop and maintain positive relationships with directors, shareholders, vendors and other key stakeholders with the assistance of other executive officers

Van H. Singleton, II President - Land, Acquisitions and Divestitures and Planning
•Oversaw the Company’s land, land administration and acquisition & development activities, including over 200 acquisitions completed in 2023
•Led the negotiation, execution and closing of the Advance Acquisition
•Coordinated business development activities and opportunities
•Directed efforts to develop and maintain positive relationships with potential business partners and create pipeline of acquisition and divestiture opportunities
•Served as Chairman of San Mateo through September of 2023

Brian J. Willey Executive Vice President and Chief Financial Officer
•Served as Chief Financial Officer of the Company and led the collective effort to manage the Company's balance sheet and improve the Company's already strong financial position through:
◦The issuance of $500.0 million in aggregate principal amount of 6.875% senior notes due 2028
◦The revision of our Credit Agreement to, among other items, increase the elected borrowing commitment by $550.0 million to $1.325 billion and add two new banks to our lending group
◦The amendment of the San Mateo Credit Facility to increase the lender commitments from $485.0 million to $535.0 million and add a new bank to San Mateo’s lending group
•Coordinated and oversaw the general financial matters of the Company through the management of the Company’s finance staff
•Shared primary responsibility for investor conferences and non-deal roadshows with Mr. Foran

62     Matador Resources Company | 2024 Proxy Statement

Billy E. Goodwin Former President - Operations
•Led the Company’s collaborative drilling, completions and production activities, managing approximately $1.16 billion of capital expenditures in 2023 related to the Company’s operations in its primary operating areas, resulting in record total oil and natural gas production in 2023
•Coordinated the successful operational integration of the assets acquired in the Advance Acquisition
•Led Matador’s continuing improvement in capital efficiency as demonstrated by
◦D/C/E capital expenditures for 2023 of $1.16 billion, which was below our estimated range for 2023 D/C/E capital expenditures of $1.18 to $1.32 billion as provided on February 21, 2023, and was in the middle of the revised estimated range of $1.10 to $1.22 billion, as provided on July 25, 2023
◦Continued drilling of longer laterals, with average completed lateral length for operated wells turned to sales in 2023 of approximately 9,800 feet
•Continued focus on increasing efficiency and innovation, including successfully implementing "simul-frac" operations, 100% dual-fuel utilization on Matador completed wells and successful execution on our first two "U-turn" two-mile lateral wells

Craig N. Adams Former Executive Vice President, Co-Chief Operating Officer, Chief of Staff and Corporate Secretary
•Shared Chief Operating Officer responsibilities and acted as chief administrative officer
•Coordinated and oversaw the general legal matters of the Company through the management of the Company’s legal staff, including corporate governance and Board functions
•Directed efforts to attract, train and retain talent and oversaw the Company’s human resource activities
•Responsible for coordinating administrative functions of the Company, including interaction with management, office facilities and departmental efficiencies
•Helped advance the Company’s ESG initiatives

Michael D. Frenzel Executive Vice President, Treasurer, and Former Principal Financial Officer
•Served as treasurer of the Company and primary financial officer of San Mateo throughout 2023 as well as principal financial officer of the Company until February of 2023
•Managed the Company’s treasury, financial planning and forecasting, budgeting, capital markets, hedging, financial reporting and investor relations activities

Additionally, the Compensation Committee performed a qualitative assessment of the Company’s ESG record for the year. Among other items, the Compensation Committee and Independent Board noted the continued publication of the Company’s annual Sustainability Report, the continued reduction of per-barrel emissions, the meaningful use of non-fresh water, including recycled water, increased transportation of operated produced water and operated produced oil by pipeline, the number of training hours conducted by Company personnel and management’s continued focus on risk management and cybersecurity, including quarterly reports by executive management to the Audit Committee.

In assessing performance under the Strategic Objectives Assessment, the Compensation Committee reviewed the individual performance milestones listed above as well as additional individual contributions to the achievement of the Company-wide performance goals and certain annual financial and strategic achievements. Based on this review, the Compensation Committee determined that each of the Named Executive Officers performed at a high level in 2023 in contributing to the Company’s success and that the individual contributions of Mr. Willey, in particular, to the achievement of these goals exceeded expectations.

63     Matador Resources Company | 2024 Proxy Statement

Based on such assessment, the Compensation Committee recommended to the Independent Board the annual cash awards listed below for each Named Executive Officer under the Cash Incentive Plan, including Strategic Objectives Adjustments equal to 15% for each of Messrs. Foran, Goodwin, Singleton, Adams and Frenzel and 30% for Mr. Willey. The Independent Board approved such annual cash awards, which were paid to the Named Executive Officers in February 2024.

Named Executive Officer	Target Award Payable for 2023	Maximum Award Payable for 2023	Actual Award for 2023
Joseph Wm. Foran	$1,350,000	$3,510,000	$3,105,000
Van H. Singleton, II	$800,000	$1,820,000	$1,610,000
Brian J. Willey	$600,000	$1,365,000	$1,365,000
Billy E. Goodwin	$800,000	$1,820,000	$1,610,000
Craig N. Adams	$800,000	$1,820,000	$1,610,000
Michael D. Frenzel	$450,000	$843,750	$776,250

2023 Long-Term Incentive Compensation

In February 2023, the Independent Board granted awards of 50% service-based cash-settled phantom units and 50% share-settled PSUs to Messrs. Foran, Singleton, Goodwin and Adams and approximately 50% share-settled PSUs and approximately 50% service-based restricted shares of Common Stock that vest in equal annual tranches over three years from grant to Messrs. Willey and Frenzel. Messrs. Willey and Frenzel received restricted shares of Common Stock rather than cash-settled phantom units in order to increase their ownership of the Company's Common Stock. These long-term equity awards facilitate retention of our Named Executive Officers, incentivize positive future results and further align the interests of our Named Executive Officers with those of the Company’s shareholders. The table below provides the key terms of the February 2023 equity awards for our Named Executive Officers:

Key Terms	Phantom Units / Restricted Stock	Performance Stock Units
Targeted percentage of total award value	50%	50%
Vesting terms	Three years ratably on each anniversary	Following three-year performance period ending December 31, 2025
Performance metric	N/A	Relative total shareholder return, with payout capped at target if absolute total shareholder return is negative

The number of shares underlying each grant and the target value of the 2023 annual equity grants are set forth in the table below:

Named Executive Officer	Phantom Units / Restricted Stock	Target Performance Stock Units	Targeted Value
Joseph Wm. Foran	30,000	20,000	$3,800,000
Van H. Singleton, II	15,000	10,000	$1,900,000
Brian J. Willey	8,000	6,000	$1,000,000
Billy E. Goodwin	15,000	10,000	$1,900,000
Craig N. Adams	15,000	10,000	$1,900,000
Michael D. Frenzel	8,000	3,500	$850,000

64     Matador Resources Company | 2024 Proxy Statement

The Independent Board approved the total targeted value for the year for each Named Executive Officer and then converted that value into an approximate aggregate number of units based on the closing price of our Common Stock on the date prior to the date of grant. The units were then granted 50% in the form of phantom units or restricted stock, as applicable, and 50% in the form of PSUs (at target). The PSU equity component provides for settlement of between 0% and 200% of the total target PSUs subject to the award based on our total shareholder return relative to the total shareholder return of the Peer Group over a three-year performance period from January 1, 2023 through December 31, 2025. If our absolute total shareholder return over such performance period is negative, no more than 100% of the PSUs may vest. The applicable percentage of vested units is shown below with respect to each percentile ranking and results are interpolated for results between the various rankings shown below.

Company’s Relative Total Shareholder Return Percentile Ranking	Percentage of Target PSUs That Will Vest
0	0%
10th	20%
20th	40%
30th	60%
40th	80%
50th	100%
60th	120%
70th	140%
80th	160%
90th	180%
100th	200%

In connection with its annual review, the Compensation Committee and Independent Board updated the peer group for purposes of the 2023 PSU grants. The peer group used for determination of the Company’s relative total shareholder return is as follows:

APA Resources Corp.	Ovintiv Inc.
Callon Petroleum Co.	PDC Energy Inc
Coterra Energy Inc.	Permian Resources Corp.
Diamondback Energy Inc.	SM Energy Co.
Magnolia Oil & Gas Corp.	SPDR S&P OIL & GAS EXP & PR
Marathon Oil Corp	Alternate: Earthstone Energy, Inc.*
*To be substituted in the event that one of the peer group members for purposes of the 2023 PSU grants is acquired during the performance period and removed from the peer group.

Vesting of 2021 Performance Stock Units

The PSU awards granted to the Named Executive Officers in June 2021 vested on December 31, 2023 based on the percentile level at which the total shareholder return to the Company’s stockholders over the three-year period ending December 31, 2023 stood in relation to the total shareholder return realized for that period by each member of a group of peer companies established by the Board at the time of the grant of the awards. In accordance with the terms of the award agreements governing the awards, each of Oasis Petroleum, Inc., Cimarex Energy Co. and Parsley Energy, Inc. had been acquired during the period and were removed from the 2021 peer group and excluded from the relative total shareholder return calculation for the vesting of the 2021 PSUs. Based on our performance and after such adjustments, the Company’s total shareholder return percentile ranking was at the 89th percentile and the PSUs vested at 178% of target.

65     Matador Resources Company | 2024 Proxy Statement

Benefits

We offer a variety of health and welfare programs to eligible employees, including the Named Executive Officers. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, disability and life insurance. We also have a 401(k) plan for eligible employees, including the Named Executive Officers, to which we contribute 3% of the employee’s eligible compensation, which is subject to limits established by the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and have the discretion to contribute up to an additional 4% of the employee’s eligible compensation as a dollar-for-dollar matching contribution with respect to his or her elective deferral contributions. The discretionary dollar-for-dollar match is subject to vesting based upon years of service to the Company and the limits on the compensation that may be considered under the Code. In addition, we provide long-term care insurance for certain of our executive officers.

Severance and Separation Arrangements

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers. Under the employment agreements, if a termination of employment occurs pursuant to one of the following events:

•the Named Executive Officer dies;

•the Named Executive Officer is totally disabled;

•we mutually agree to end the employment agreement;

•we dissolve and liquidate; or

•the term of the employment agreement ends,

we will pay the Named Executive Officer the average of his annual cash bonus, which includes non-equity incentive compensation, for the prior two years, pro-rated based on the number of complete or partial months completed during the year of termination.

Also, under the employment agreements, if one of the following occurs:

•the Named Executive Officer’s employment is terminated other than (i) as set forth above, (ii) by us for just cause or (iii) in connection with a “change in control” as described below; or

•the Named Executive Officer (other than Messrs. Willey and Frenzel) terminates his employment for “good reason,”

then, (i) for Mr. Foran, we will pay him twice his base salary and twice the average of his annual cash bonus for the prior two years; (ii) for Messrs. Singleton, Willey, Goodwin or Adams we will pay him 1.5 times his base salary and 1.5 times the average of his annual cash bonus for the prior two years; and (iii) for Mr. Frenzel, we will pay him one-half of his base salary and one-half of the average of his annual cash bonus for the prior two years.

Finally, under the employment agreement of Mr. Foran, which was entered into in 2011, if we terminate Mr. Foran within 30 days prior to the “change in control” or within 12 months after the “change in control” without just cause or Mr. Foran terminates his employment with or without “good reason” during such period, we will pay him three times his base salary and three times the average of his annual cash bonus for the prior two years. This agreement was entered into prior to our initial public offering. At that time, we believed a “modified single trigger” was appropriate given the Company’s size, early stage of development and strong growth aspirations. Since that time, however, we have ceased to use “modified single triggers” in executive employment agreements, and we intend to exclusively use “double triggers” going forward, as we have since 2014. The agreements entered into with Messrs. Singleton, Willey, Goodwin, Adams and Frenzel, each include a “double trigger” such that if we terminate either executive within 30 days prior to the “change in control” or within 12 months after the “change in control” without just cause or he terminates his employment with “good reason,” we will pay Messrs. Singleton, Willey, Goodwin and Adams three times his base salary and three times the average of his annual cash bonus for the prior two years and Mr. Frenzel two times his base salary and two times the average of his annual
66     Matador Resources Company | 2024 Proxy Statement

cash bonus for the prior two years. In addition, if any of our Named Executive Officers are terminated or terminate their employment as set forth above in connection with a “change in control,” all equity awards of such Named Executive Officer vest immediately prior to such termination.

For definitions of “change in control,” “good reason” and “just cause,” please see the employment agreement of each Named Executive Officer, each of which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

Equity Plans

For equity grants under the Matador Resources Company 2019 Long-Term Incentive Plan (as amended, the “2019 Plan”), other than the PSUs, vesting upon a “change in control” for the Named Executive Officers mirrors the terms of their employment agreements. The PSUs vest upon a “change in control” based on performance achieved through the date of such change in control, as it is anticipated that a change in control would make achievement of relative total shareholder performance impractical to measure.

The “change in control” provisions in the employment agreements and the equity grants under the 2019 Plan help prevent management from being distracted by rumored or actual changes in control. The “change in control” provisions provide:

•incentives for those Named Executive Officers to remain with us despite the uncertainties of a potential or actual change in control;

•assurance of severance payments for terminated Named Executive Officers; and

•access to equity compensation after a change in control.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the following officers in the following designated amounts:

•Chairman and Chief Executive Officer—shares equal to five times base salary;

•President—shares equal to five times base salary;

•Executive Vice Presidents—shares equal to two and 1/2 times base salary;

•Senior Vice Presidents—shares equal to two times base salary; and

•Vice Presidents and Executive Directors—shares equal to one and 1/2 times base salary.

Newly appointed officers have until the fifth anniversary of his or her appointment as an officer of the Company within which to achieve the stock ownership position. Shares that count toward the stock ownership guidelines include time-based restricted shares. Shares that will not count toward the stock ownership guidelines include shares underlying unexercised stock options, unexercised stock appreciation rights, phantom units and performance-based awards for which the performance requirements have not been satisfied.

Until each of the above officers reaches the stock ownership level required of his or her position, such officer must hold at least 50% of all “net shares” received through restricted stock, PSU or RSU vesting or realized through stock option exercises. For this purpose, “net shares” means all shares retained after applicable withholding of any shares for tax purposes. Additionally, upon the vesting of restricted stock, PSUs or RSUs or the exercise of stock options, each officer must hold the net shares for a minimum of 12 months following such vesting or exercise, or until his earlier retirement. As of December 29, 2023, each Named Executive Officer owned shares in excess of the applicable minimum requirement set forth in the stock ownership guidelines, and Mr. Foran held shares with a value equal to approximately 225 times his base salary then in effect.

67     Matador Resources Company | 2024 Proxy Statement

Anti-Hedging and Anti-Pledging Policies

Pursuant to the Company’s insider trading policy, the Company prohibits hedging of its securities by directors, officers or employees. Specifically, no such person shall purchase or sell, or make any offer to purchase or offer to sell, derivative securities relating to the Company’s stock, whether or not issued by the Company, or financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s stock (including but not limited to prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company equity securities (a) granted to such person by the Company as part of the compensation of such person; or (b) held, directly or indirectly, by such person. The insider trading policy also restricts directors and executive officers from pledging more than 25% of his or her holdings of the Company’s stock without the prior written consent of the Environmental, Social and Corporate Governance Committee.

Clawback Policy

In October 2023, the Company adopted a compensation clawback policy applicable to the Company’s executive officers in accordance with applicable NYSE listing rules, a copy of which is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The Company’s clawback policy requires recovery of incentive-based compensation received by executive officers during the three fiscal years preceding the date it is determined that the Company is required to prepare an accounting restatement of its financial statements (including any such correction recorded in the Company’s current period financial statements) due to material non-compliance with any financial reporting requirement under the federal securities laws. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that would have been received had it been determined or calculated based on the Company’s restated financial results.

Strategic Planning and Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item
402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Strategic Planning and Compensation Committee,
R. Gaines Baty, Chair
Reynald A. Baribault
Monika U. Ehrman
Timothy E. Parker
Kenneth L. Stewart

68     Matador Resources Company | 2024 Proxy Statement

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to the Named Executive Officers for 2023, 2022 and 2021. Messrs. Singleton and Frenzel were not Named Executive Officers prior to 2022 and Mr. Willey was not a Named Executive Officer prior to 2023. This table and the accompanying narrative should be read in conjunction with the CD&A, which sets forth the objectives and other information regarding our executive compensation program:

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation	Total
Joseph Wm. Foran	2023	$1,350,000	$3,575,900	$3,105,000	$25,699(3)	$8,056,599
Chairman of the Board and	2022	$1,350,000	$4,472,369	$3,105,000	$23,949	$8,951,318
Chief Executive Officer	2021	$1,231,250	$5,203,040	$2,600,000	$22,899	$9,057,189
Van H. Singleton, II	2023	$800,000	$1,787,950	$1,610,000	$23,100(4)	$4,221,050
President-Land, Acquisitions	2022	$750,000	$2,140,604	$1,509,375	$21,350	$4,421,329
and Divestitures and Planning
Brian J. Willey	2023	$600,000	$1,008,980	$1,365,000	$23,100(4)	$2,997,080
Executive Vice President
and Chief Financial Officer
Billy E. Goodwin	2023	$800,000	$1,787,950	$1,610,000	$23,100(4)	$4,221,050
Former President-Operations	2022	$750,000	$2,140,604	$1,509,375	$21,350	$4,421,329
	2021	$693,333	$2,349,760	$1,160,000	$20,300	$4,223,393
Craig N. Adams	2023	$800,000	$1,787,950	$1,610,000	$25,381(5)	$4,223,331
Former Executive Vice President,	2022	$750,000	$2,140,604	$1,509,375	$23,631	$4,423,610
Co-Chief Operating Officer, Chief of Staff and Corporate Secretary	2021	$693,333	$2,349,760	$1,160,000	$22,581	$4,225,674
Michael D. Frenzel	2023	$450,000	$801,205	$776,250	$23,100(4)	$2,050,555
Executive Vice President,	2022	$463,540	$1,032,063	$450,000	$21,350	$1,966,953
Treasurer and Former Principal Financial Officer

(1)Reflects the grant date fair value of phantom units, PSUs or restricted stock awards, as applicable, computed in accordance with FASB ASC Topic 718. The Company uses the Monte Carlo simulation method to measure the fair value of PSUs and the closing price of the Company's Common Stock on the trading day prior to the grant date to measure the fair value of restricted stock and phantom unit awards. For 2023, the portion of the amount reflected in this column relating to the PSUs is calculated based on probable outcome as of the grant date and assumes achievement between target and maximum. The grant date value of PSUs granted in 2023 assuming achievement of maximum performance is $3,324,400 for Mr. Foran, $1,662,200 for Messrs. Singleton, Goodwin and Adams, $997,320 for Mr. Willey and $581,770 for Mr. Frenzel.
(2)Represents awards pursuant to the Cash Incentive Plan. See “—Compensation Discussion and Analysis—2023 Annual Cash Incentive Compensation” above.
(3)Consists of $23,100 in 401(k) Company and matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $2,599 in long-term care insurance premiums.
(4)Reflects 401(k) Company and matching contributions as described in “—Compensation Discussion and Analysis—Benefits.”
(5)Consists of $23,100 in 401(k) Company and matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $2,281 in long-term care insurance premiums.

EXECUTIVE COMPENSATION

69     Matador Resources Company | 2024 Proxy Statement

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding non-equity incentive awards granted by the Independent Board pursuant to the Cash Incentive Plan and awards of share-settled PSUs, cash-settled phantom units and restricted stock granted by the Independent Board to the Named Executive Officers pursuant to the 2019 Plan during the year ended December 31, 2023:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value Stock Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Joseph Wm. Foran	-	—	1,350,000	3,510,000	—	—	—	—	—
	2/16/23	—	—	—	—	20,000	40,000	—	1,662,200
	2/16/23	—	—	—	—	—	—	30,000	1,913,700
Van H. Singleton, II	-	—	800,000	1,820,000	—	—	—	—	—
	2/16/23	—	—	—	—	10,000	20,000	—	831,100
	2/16/23	—	—	—	—	—	—	15,000	956,850
Brian J. Willey	-	—	600,000	1,365,000	—	—	—	—	—
	2/16/23	—	—	—	—	6,000	12,000	—	498,660
	2/16/23	—	—	—	—	—	—	8,000	510,320
Billy E. Goodwin(4)	-	—	800,000	1,820,000	—	—	—	—	—
	2/16/23	—	—	—	—	10,000	20,000	—	831,100
	2/16/23	—	—	—	—	—	—	15,000	956,850
Craig N. Adams(5)	-	—	800,000	1,820,000	—	—	—	—	—
	2/16/23	—	—	—	—	10,000	20,000	—	831,100
	2/16/23	—	—	—	—	—	—	15,000	956,850
Michael D. Frenzel	-	—	450,000	843,750	—	—	—	—	—
	2/16/23	—	—	—	—	3,500	7,000	—	290,885
	2/16/23	—	—	—	—	—	—	8,000	510,320

(1) See “—Compensation Discussion and Analysis—2023 Annual Cash Incentive Compensation” and “—Summary Compensation Table— Non-Equity Incentive Plan Compensation” regarding the actual payments made to the Named Executive Officers pursuant to the Cash Incentive Plan.
(2) Represents PSUs that provide for settlement of between 0% and 200% of the total target shares subject to the award based on achievement of the relative total shareholder return performance metric over a three-year performance period from January 1, 2023 through December 31, 2025. If our absolute total shareholder return over such performance period is negative, no more than 100%, the target level, of the PSUs may vest. See “—Compensation Discussion and Analysis—2023 Long-Term Incentive Compensation.” The PSUs do not provide for a threshold number of shares that may be earned.
(3) For Messrs. Foran, Singleton, Goodwin and Adams, represents phantom units that provide for settlement in cash. For Messrs. Willey and Frenzel, represents restricted stock. See “—Compensation Discussion and Analysis—2023 Long-Term Incentive Compensation.”
(4) Mr. Goodwin's outstanding equity incentive plan awards are expected to be forfeited upon the end of his employment.
(5) Mr. Adams' outstanding equity incentive plan awards were forfeited upon the end of his employment.
70     Matador Resources Company | 2024 Proxy Statement

Outstanding Equity Awards at December 31, 2023

The following table summarizes the total outstanding option awards at December 31, 2023 held by Mr. Frenzel. None of the other Named Executive Officers held any stock options as of such date.

	Option Awards
Name	Number of Securities Underlying Unexercised Stock Options (#) Exercisable	Number of Securities Underlying Unexercised Stock Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Michael D. Frenzel	20,000	—	$14.80	8/27/25
	5,439	—	$29.68	2/15/24
Option Awards
The following table summarizes the total outstanding cash-settled phantom units, restricted shares and share-settled PSUs held as of December 31, 2023 by each Named Executive Officer:

	Stock Awards
Name	Award Type	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Joseph Wm. Foran	Phantom units	84,288	4,792,616	—	—
	PSUs	—	—	109,094	6,203,085
Van H. Singleton, II	Phantom units	39,426	2,241,762	—	—
	PSUs	—	—	53,070	3,017,560
Brian J. Willey	Phantom units	—	—	—	—
	PSUs	—	—	27,944	1,588,896
	Restricted stock	—	—	19,926	1,132,992
Billy E. Goodwin(3)	Phantom units	40,426	2,298,622	—	—
	PSUs	—	—	53,070	3,017,560
Craig N. Adams(4)	Phantom units	40,426	2,298,622	—	—
	PSUs	—	—	53,070	3,017,560
Michael D. Frenzel	Phantom units	—	—	—	—
	PSUs	—	—	22,944	1,304,596
	Restricted stock	—	—	19,926	1,132,992

(1)The market value is calculated based upon the closing price of our Common Stock on December 29, 2023 of $56.86 per share.
(2)The number of unearned PSUs and market value presented are based upon achievement of the 100th percentile under the PSU award agreements with 200% of target units vesting, calculated based upon the closing price of our Common Stock on December 29, 2023 of $56.86 per share.
(3)Mr. Goodwin's outstanding cash-settled phantom units and share-settled PSUs are expected to be forfeited upon the end of his employment.
(4)Mr. Adams' outstanding cash-settled phantom units and share-settled PSUs were forfeited upon the end of his employment.

71     Matador Resources Company | 2024 Proxy Statement

The following table provides the vesting dates for restricted stock, cash-settled phantom units and PSUs outstanding as of December 31, 2023:

Vesting Date	Award Type	Joseph Wm. Foran	Van H. Singleton	Brian J. Willey	Billy E. Goodwin	Craig N. Adams	Michael D. Frenzel
2/16/24	Restricted stock	—	—	2,666	—	—	2,666
2/16/24	Phantom units	10,000	5,000	—	5,000	5,000	—
2/17/24	Restricted stock	—	—	3,879	—	—	3,879
2/17/24	Phantom units	16,810	8,046	—	8,046	8,046	—
6/4/24	Restricted stock	—	—	4,167	—	—	4,167
6/4/24	Phantom units	20,667	8,334	—	9,334	9,334	—
12/31/24	PSUs(1)	69,094	33,070	15,944	33,070	33,070	15,944
2/16/25	Restricted stock	—	—	2,667	—	—	2,667
2/16/25	Phantom units	10,000	5,000	—	5,000	5,000	—
2/17/25	Restricted stock	—	—	3,880	—	—	3,880
2/17/25	Phantom units	16,811	8,046	—	8,046	8,046	—
12/31/25	PSUs(1)	40,000	20,000	12,000	20,000	20,000	7,000
2/16/26	Restricted stock	—	—	2,667	—	—	2,667
2/16/26	Phantom units	10,000	5,000	—	5,000	5,000	—
Total Unvested Shares and Units		193,382	92,496	47,870	93,496	93,496	42,870
(1)The vesting date shown reflects the end of the performance period established by the PSU award agreements. The PSUs vest upon the Compensation Committee’s certification of the achievement of the performance goal, which must occur within 60 days of completion of the performance period. The number of units shown assumes achievement of the 100th percentile under the PSU award agreements with 200% of target units vesting.

Option Exercises and Stock Vested

The following table provides information on the stock awards (consisting of restricted stock, cash-settled phantom units and PSUs) that vested for each Named Executive Officer during 2023. None of the Named Executive Officers exercised any stock options during 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting
Joseph Wm. Foran	—	$—	200,924	$11,094,710
Van H. Singleton, II	—	$—	79,460	$4,403,355
Brian J. Willey	—	$—	31,963	$1,786,607
Billy E. Goodwin	—	$—	89,781	$4,964,195
Craig N. Adams	—	$—	89,781	$4,964,195
Michael D. Frenzel	—	$—	35,296	$1,953,823
(1)Reflects the aggregate number of restricted shares, cash-settled phantom units and PSUs that vested. Pursuant to the terms thereof, the phantom units were settled in cash, and the grantee did not acquire any shares upon vesting.

72     Matador Resources Company | 2024 Proxy Statement

EXECUTIVE COMPENSATION
Potential Payments upon Termination or Change in Control

Long-Term Incentive Plans

Equity awards under the 2019 Plan, other than the PSUs, vest upon a “change in control” for the Named Executive Officers according to the terms of their employment agreements described below.

Pursuant to the terms of the PSU award agreements, upon a “change in control,” the Named Executive Officer would vest in the number of PSUs that would have otherwise vested based on the Company’s performance through an abbreviated performance period that ends immediately prior to the effective date of such change in control. For definition of “change in control,” please see the 2019 Plan, which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K.

Employment Agreements

As described under “—Compensation Discussion and Analysis—Severance and Separation Arrangements—Employment Agreements,” in contemplation of our initial public offering, on August 9, 2011, we entered into an employment agreement with Mr. Foran. Effective February 2016, we entered into an employment agreement with Mr. Goodwin and, in August 2018, amended Mr. Goodwin’s employment agreement. In addition, in February 2015, we entered into an employment agreement with Mr. Singleton and, in March 2014, we entered into an employment agreement with Mr. Adams. In October 2022, we entered into an employment agreement with Mr. Frenzel. In April 2024, we entered into an employment agreement with Mr. Willey. The principal difference in Messrs. Goodwin, Singleton, Adams, Frenzel and Willey’s employment agreements as compared to the employment agreement of Mr. Foran is that their agreements do not include a “modified single trigger” that would have allowed them to receive “change in control” severance if they terminated their agreements without “good reason” within 30 days prior to or 12 months after a change in control. In addition to not including a “modified single trigger,” Messrs. Frenzel and Willey’s employment agreements do not include termination for good reason except following a change in control and include a longer non-compete, as discussed below. Pursuant to the terms of the employment agreements, we may be required to make certain payments to one or more of our Named Executive Officers upon the occurrence of certain events resulting in such Named Executive Officer’s termination. The employment agreements do not provide for gross-ups for excise taxes on severance or other payments in connection with a change in control. For a detailed description of the events that may trigger such payments, see “—Compensation Discussion and Analysis—Severance and Separation Arrangements—Employment Agreements.”

The employment agreements each contain a non-disclosure of confidential information provision that requires each Named Executive Officer to maintain, both during and after employment, the confidentiality of information used by such Named Executive Officer in the performance of his job duties.

Additionally, each of the employment agreements contains a non-competition provision, pursuant to which each Named Executive Officer has agreed that: (i) for six months following termination by us for total disability, or by such Named Executive Officer for good reason, or (ii) for 12 months, with respect to Messrs. Foran, Singleton, Goodwin and Adams and 18 months with respect to Messrs. Willey and Frenzel, following termination (a) by us for just cause, (b) by such Named Executive Officer other than for good reason (excluding Messrs. Willey and Frenzel) or (c) in connection with a change in control (24 months with respect to Messrs. Willey and Frenzel), such Named Executive Officer shall not, without our prior written consent (not to be unreasonably withheld if the Named Executive Officer’s employment is terminated by the Named Executive Officer other than for good reason (excluding Messrs. Willey and Frenzel)), directly or indirectly: (x) invest in (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) a competing business with significant assets in the restricted area (each as defined below), or (y) participate in a competing business as a manager, employee, director, officer, consultant, independent contractor or other capacity or otherwise provide, directly or indirectly, services or assistance to a competing business in a position that involves input into or direction of such competing business’s decisions within the restricted area.

73     Matador Resources Company | 2024 Proxy Statement

For purposes of the employment agreements:

•“competing business” means any person or entity engaged in oil and natural gas exploration, development, production and acquisition activities;

•“significant assets” means oil and natural gas reserves with an aggregate fair market value of $25 million or more (for Messrs. Willey and Frenzel, oil and natural gas reserves in excess of 10 million barrels of oil equivalent or midstream assets with an aggregate fair market value of $25 million or more); and

•“restricted area” means a one-mile radius of any oil and natural gas reserves held by us as of the end of the Named Executive Officer’s employment, plus any county or parish where we have significant assets as of the end of the Named Executive Officer’s employment (for Messrs. Willey and Frenzel, Eddy and Lea Counties, New Mexico and Loving County, Texas, plus any county or parish where we have significant assets as of the end of his employment).

For definitions of “change in control,” “good reason” and “just cause,” please see the employment agreement of each Named Executive Officer, each of which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

Furthermore, other than Mr. Foran’s employment agreement, each employment agreement contains a non-solicitation provision, pursuant to which, during the restricted periods described above (except Messrs. Willey and Frenzel’s restricted period is six months for disability termination and 24 months for the other terminations specified above), subject to certain exceptions, Messrs. Singleton, Willey, Goodwin, Adams and Frenzel shall not, without our prior written consent, solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within six months prior to such time, employed by or engaged as an individual independent contractor by us or our affiliates or induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with us or our affiliates.

For the Named Executive Officer to receive any severance payments described below for termination by us without just cause, by the Named Executive Officer for good reason or, following a change in control, by us without cause or by the Named Executive Officer with good reason, with respect to Messrs. Singleton, Willey, Goodwin, Adams and Frenzel, or with or without good reason, with respect to Mr. Foran, the Named Executive Officer must comply with the applicable non-disclosure, non-competition and non-solicitation provisions described above.

Finally, as a condition to receiving any severance payments and other payments under their respective employment agreements, each Named Executive Officer is required to execute a separation agreement and release in favor of us.

To describe the payments and benefits that are triggered for each event of termination, we have created the following table estimating the payments and benefits that would be paid to each Named Executive Officer under each element of our compensation program assuming that such Named Executive Officer’s employment agreement terminated on December 31, 2023, the last day of our 2023 fiscal year. In all cases, the accelerated equity awards were valued as of December 29, 2023, based upon, where applicable, $56.86 per share (the closing price of our Common Stock on such date). The amounts in the table below are calculated as of December 31, 2023 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made would be based on the dates and circumstances of the applicable event.
74     Matador Resources Company | 2024 Proxy Statement

	Payment Upon Change in Control or Termination
Named Executive Officer	Category of Payment	Upon Death or Total Disability ($)(1)	Upon Mutual Agreement or Dissolution/Liquidation ($)(1)	Termination by Us Without Just Cause or by Named Executive Officer for Good Reason ($)(1)	Termination Following a Change in Control Without Cause or by Named Executive Officer With or Without Good Reason ($)(2)	Change in Control Without Termination ($)(3)
Joseph Wm. Foran	Salary	—	—	2,700,000(4)	4,050,000(5)	—
	Bonus	3,105,000(8)	3,105,000(8)	6,210,000(7)	9,315,000(8)	—
	Vesting equity:(9)
	Phantom Units	—	—	—	4,792,616	—
	PSUs	—	—	—	3,101,542	3,101,542
	Total	3,105,000	3,105,000	8,910,000	21,259,158	3,101,542
Van H. Singleton, II	Salary	—	—	1,200,000(10)	2,400,000(5)	—
	Bonus	1,559,688(6)	1,559,688(6)	2,339,531(11)	4,679,063(8)	—
	Vesting equity:(9)
	Phantom Units	—	—	—	2,241,762	—
	PSUs	—	—	—	1,508,780	1,508,780
	Total	1,559,688	1,559,688	3,539,531	10,829,605	1,508,780
Brian J. Willey	Salary	—	—	900,000(10)	1,800,000(5)	—
	Bonus	970,000(6)	970,000(6)	1,455,000(11)	2,910,000(8)	—
	Vesting equity:(9)
	Phantom Units	—	—	—	—	—
	PSUs	—	—	—	794,448	794,448
	Restricted stock				1,132,992
	Total	970,000	970,000	2,355,000	6,637,440	794,448
Billy E. Goodwin	Salary	—	—	1,200,000(10)	2,400,000(5)	—
	Bonus	1,559,688(6)	1,559,688(6)	2,339,531(11)	4,679,063(8)	—
	Vesting equity:(9)
	Phantom Units	—	—	—	2,298,622	—
	PSUs	—	—	—	1,508,780	1,508,780
	Total	1,559,688	1,559,688	3,539,531	10,886,465	1,508,780
Craig N. Adams	Salary	—	—	1,200,000(10)	2,400,000(5)	—
	Bonus	1,559,688(6)	1,559,688(6)	2,339,531(11)	4,679,063(8)	—
	Vesting equity:(9)
	Phantom Units	—	—	—	2,298,622	—
	PSUs	—	—	—	1,508,780	1,508,780
	Total	1,559,688	1,559,688	3,539,531	10,886,465	1,508,780
Michael D. Frenzel	Salary	—	—	225,000(10)	900,000(5)	—
	Bonus	613,125(6)	613,125(6)	306,563(11)	1,226,250(8)	—
	Vesting equity:(9)
	Phantom Units	—	—	—	—	—
	PSUs	—	—	—	652,298	652,298
	Restricted stock				1,132,992
	Total	613,125	613,125	531,563	3,911,540	652,298

(1)Amounts due upon death, total disability, mutual agreement, dissolution or liquidation, termination by us without cause or termination by a Named Executive Officer for good reason are payable in a lump sum on the 60th day following the date of termination unless otherwise required by Section 409A of the Code. Messrs. Willey and Frenzel employment agreements do not include a provision allowing them to terminate for “good reason” except following a change in control.
(2)Amounts due following a change in control are payable in a lump sum on the date that immediately follows six months from the date of termination or, if earlier, within 30 days following such Named Executive Officer’s death.
75     Matador Resources Company | 2024 Proxy Statement

(3)Pursuant to the terms of the PSU award agreements, upon a “change in control,” the Named Executive Officer would vest in the number of PSUs that would have otherwise vested based on the Company’s performance through an abbreviated performance period that ends immediately prior to the effective date of such change in control. The amount shown assumes achievement of the 50th percentile with 100% of target units vesting.
(4)Represents two times such Named Executive Officer’s base salary as of the termination date.
(5)Represents three times, or in the case of Mr. Frenzel two times, such Named Executive Officer’s base salary as of the termination date.
(6)Represents an amount equal to the average annual cash bonus pursuant to the Cash Incentive Plan paid to such Named Executive Officer for 2023 and 2022, respectively.
(7)Represents two times an amount equal to the average annual cash bonus pursuant to the Cash Incentive Plan paid to such Named Executive Officer for 2023 and 2022, respectively.
(8)Represents three times, or in the case of Mr. Frenzel two times, an amount equal to the average annual cash bonus pursuant to the Cash Incentive Plan paid to such Named Executive Officer for 2023 and 2022, respectively.
(9)The employment agreements provide for accelerated and full vesting of unvested incentive awards held by the Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with or without “Good Reason,” with respect to Mr. Foran, within 30 days prior to, or 12 months following, a “change in control.” With respect to Messrs. Singleton, Willey, Goodwin, Adams and Frenzel, the employment agreements provide for accelerated and full vesting of unvested incentive awards held by these Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with “Good Reason,” within 30 days prior to, or 12 months following, a “change in control.” The amounts disclosed reflect the closing price of our Common Stock on December 29, 2023 of $56.86 per share multiplied by the number of unvested phantom units, restricted stock or PSUs, as applicable, held by such Named Executive Officer on December 31, 2023. Pursuant to the terms of the PSU award agreements, upon a change in control, the Named Executive Officer would vest in the number of PSUs that would have otherwise vested based on the Company’s performance through an abbreviated performance period that ends immediately prior to the effective date of such event. With respect to PSUs, the amount shown assumes achievement of the 50th percentile with 100% of target units vesting.
(10)Represents 1.5 times, or in the case of Mr. Frenzel 0.5 times, such Named Executive Officer’s base salary as of the termination date.
(11)Represents 1.5 times, or in the case of Mr. Frenzel 0.5 times, an amount equal to the average annual cash bonus pursuant to the Cash Incentive Plan paid to such Named Executive Officer for 2023 and 2022, respectively.

Mr. Adams retired as an executive officer effective March 6, 2024 and Mr. Goodwin retired as an executive officer effective April 10, 2024. Each of Messrs. Adams and Goodwin received or will receive all arrearages of their base salary, accrued but unused vacation and expenses as of the end of their employment. Each of Messrs. Adams and Goodwin forfeited or will forfeit their outstanding unvested equity awards as of the end of their employment.

76     Matador Resources Company | 2024 Proxy Statement

CHIEF EXECUTIVE OFFICER PAY RATIO
CHIEF EXECUTIVE OFFICER PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the following information regarding the ratio of the annual total compensation of our median-compensated employee (as described below) and that of our Chairman and Chief Executive Officer, Joseph Wm. Foran. We believe that the pay ratio reflected below is a reasonable estimate calculated in a manner consistent with Item 402(u).

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pursuant to Item 402(u), we identified the median-compensated employee of all our employees (other than Mr. Foran) using our employee population as of December 15, 2023, which consisted of 394 employees (all of which are located in the United States), and using a compensation measure of total cash compensation, consisting of total base pay and bonuses earned during the year ended December 31, 2023. This compensation measure was consistently applied to all employees. Compensation was annualized on a straight-line basis for employees who did not work all of 2023.

After identifying the median-compensated employee using this consistently applied compensation measure, we then calculated that employee’s 2023 annual total compensation in the same manner as the Named Executive Officers’ total compensation, as reported in the Summary Compensation Table.

For 2023, the annual total compensation of our median-compensated employee was $209,035, and the annual total compensation of Mr. Foran was $8,056,599, as reported in the Summary Compensation Table. Based on this information, for 2023, the ratio of Mr. Foran’s annual total compensation to the annual total compensation of our median-compensated employee was estimated to be 39 to 1.

77     Matador Resources Company | 2024 Proxy Statement

PAY VERSUS PERFORMANCE
PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, see “Executive Compensation—Compensation Discussion and Analysis.”

Year (a)	Summary Compensation Table Total for Principal Executive Officer (“PEO”)(1) (b)	Compensation Actually Paid to PEO(2) (c)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(3) (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(4) (e)	Value of Initial Fixed $100 Investment Based On:		Net Income (thousands)(7) (h)	Adj. EBITDA (thousands)(8) (i)
					Total Shareholder Return(5) (f)	Peer Group Total Shareholder Return(6) (g)
2023	$8,056,599	$7,633,074	$3,542,613	$3,274,057	$323.31	$208.67	$846,074	$1,849,547
2022	$8,951,318	$21,872,248	$3,126,314	$7,943,940	$321.55	$196.87	$1,214,206	$2,127,156
2021	$9,057,189	$27,355,621	$4,310,734	$12,883,431	$206.28	$140.32	$584,968	$1,051,973
2020	$1,689,547	$4,092,405	$923,071	$2,032,796	$67.11	$102.23	$(593,205)	$519,277

(1) The dollar amounts reported in column (b) are the amounts reported for Mr. Foran for each of the corresponding years in the “Total”
column of the Summary Compensation Table. See “Executive Compensation—Summary Compensation Table”.
(2) The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Foran, as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by Mr. Foran. In accordance with these rules, these amounts reflect the amounts included in the “Total” column of the Summary Compensation Table for each year, adjusted for 2023 as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to PEO	2023
Summary Compensation Table Total	$8,056,599
Less, value of “Stock Awards” reported in Summary Compensation Table	$(3,575,900)
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	$2,916,800
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	$(95,251)
Plus (less), change in fair value from prior year-end to vesting date of equity awards granted in prior years that vested in the year	$330,826
Compensation Actually Paid to Mr. Foran	$7,633,074

(3) The dollar amounts reported in column (d) represent the average of the amounts reported for the Named Executive Officers as a group (excluding Mr. Foran) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the Named Executive Officers included for these purposes in each applicable year are as follows: (i) for 2023, Messrs. Singleton, Willey, Goodwin, Adams and Frenzel; (ii) for 2022, Messrs. Goodwin, Singleton, Adams, Frenzel and David E. Lancaster and (iii) for 2021 and 2020, Messrs. Adams, Goodwin, Lancaster and Matthew V. Hairford.
(4) The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the Named Executive Officers as a group (excluding Mr. Foran), as computed in accordance with Item 402(v) of Regulation S-K. In accordance with these rules, these amounts reflect the amounts in the “Total” column of the Summary Compensation Table for each year, adjusted for 2023 as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

78     Matador Resources Company | 2024 Proxy Statement

Average Compensation Actually Paid to Non-PEO Named Executive Officers	2023
Average Summary Compensation Table Total	$3,542,613
Less, average value of "Stock Awards" reported in Summary Compensation Table	$(1,434,807)
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	$976,698
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	$(35,851)
Plus (less), average change in fair value from prior year-end to vesting date of equity awards granted in prior years that vested in the year	$225,404
Average Compensation Actually Paid to Non-PEO Named Executive Officers	$3,274,057

(5) Total Shareholder Return (“TSR”) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2019.
(6) The peer group used for this purpose is the following published industry index: Russell 2000 Energy Index.
(7) The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8) We determined Adjusted EBITDA to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO Named Executive Officers in 2023. Adjusted EBITDA is a non-GAAP financial Measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to Matador’s net income (loss) and net cash provided by operating activities, see Annex A to this Proxy Statement. This performance measure may not have been the most important financial performance measure for prior years and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Description of Certain Relationships between Information Presented in the Pay versus Performance Table

As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

79     Matador Resources Company | 2024 Proxy Statement

Compensation Actually Paid ("CAP") Versus
Total Shareholder Return ("TSR")
Compensation Actually Paid
($ Thousands)
$32,000
$24,000
$16,000
$8,000
$—
Total Shareholder Return
(FYE 2019 Indexed to $100)
$350
$300
$250
$200
$150
$100
$50
2020
2021
2022
2023
Chief Executive Officer CAP
Average Other Named Executive Officer CAP
Company Cumulative TSR
Peer Index Cumulative TSR

Compensation Actually Paid Versus Net Income
Compensation Actually Paid ($ Thousands)
$32,000
$24,000
$16,000
$8,000
$—
Net Income ($ Thousands)
$2,000
$1,000
$—
$(1,000)
$(2,000)
2020
2021
2022
2023
Chief Executive Officer CAP
Average Other Named Executive Officer CAP
Net Income

80     Matador Resources Company | 2024 Proxy Statement

Compensation Actually Paid Versus Adjusted EBITDA
$32,000
$24,000
$16,000
$8,000
$—
Compensation Actually Paid ($ Thousands)
$4,000
$3,000
$2,000
$1,000
$—
Adjusted EBITDA ($ Thousands)
2020
2021
2022
2023
Chief Executive Officer CAP
Average Other Named Executive Officer CAP
Adjusted EBITDA

Financial Performance Measures

As described in greater detail under “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our Named Executive Officers to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s Named Executive Officers, for the most recently completed fiscal year, to the Company’s performance are as follows:

1.Total Shareholder Return
2.Adjusted EBITDA
3.Net Debt / Adjusted EBITDA
4.Adjusted Operating Costs per BOE
5.Return on Average Capital Employed
81     Matador Resources Company | 2024 Proxy Statement

DIRECTOR COMPENSATION
DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation	Total
Shelley F. Appel(2)	$67,333	$134,982	$—	$202,315
Reynald A. Baribault	$170,000	$134,982	$—	$304,982
R. Gaines Baty(3)	$178,333	$134,982	$—	$313,315
William M. Byerley	$120,000	$134,982	$—	$254,982
Monika U. Ehrman	$90,833	$134,982	$—	$225,815
James M. Howard	$90,833	$134,982	$—	$225,815
Timothy E. Parker(4)	$190,833	$134,982	$—	$325,815
Julia P. Forrester Rogers	$105,000	$134,982	$—	$239,982
Kenneth L. Stewart	$76,250	$134,982	$—	$211,232

(1)All stock awards represent RSUs with a value based on the fair market value of the RSUs on the date of grant. RSUs granted for 2023-2024 service vest immediately prior to the election of the nominees for director at the 2024 Annual Meeting. See “—Compensation for 2023-2024.” As of December 31, 2023, each individual who served as a director during 2023 held the following outstanding unvested stock awards, all of which were RSUs.

Name	Outstanding Stock Awards
Shelley F. Appel	2,621
Reynald A. Baribault	2,621
R. Gaines Baty	2,621
William M. Byerley	2,621
Monika U. Ehrman	2,621
James M. Howard	2,621
Timothy E. Parker	2,621
Julia P. Forrester Rogers	2,621
Kenneth L. Stewart	2,621

(2)Ms. Appel was elected to the Board at the 2023 Annual Meeting and serves as ESG coordinator. The ESG coordinator receives an additional cash retainer of $50,000 annually.
(3)Mr. Baty serves as deputy lead independent director. The deputy lead independent director receives an additional cash retainer of $50,000 annually.
(4)Mr. Parker serves as lead independent director. The lead independent director receives an additional cash retainer of $100,000 annually.

Ms. Ward was appointed to the Board on January 24, 2024 and did not receive any director compensation in 2023. Because Ms. Ward was appointed to the Board more than 180 days but fewer than 270 days after the 2023 Annual Meeting, upon her appointment, Ms. Ward was granted 1,311 RSUs, representing 50% of the RSUs that the other members of the Board received in 2023.

82     Matador Resources Company | 2024 Proxy Statement

Compensation for 2023-2024

For the period commencing at the 2023 Annual Meeting and until the 2024 Annual Meeting, our non-employee directors’ compensation program was as set forth below:

•annual cash retainer of $70,000;

•the chair of each of the below committees received the following additional, annual cash retainer:

Committee	Retainer
Operations and Engineering	$50,000
Prospect	$50,000
Audit	$50,000
Strategic Planning and Compensation	$50,000
Environmental, Social and Corporate Governance	$35,000
Nominating	$25,000
Capital Markets and Finance	$25,000
Marketing and Midstream	$25,000

•the lead independent director received an additional cash retainer of $100,000;

•the deputy lead independent director received an additional cash retainer of $50,000;

•the ESG coordinator received an additional cash retainer of $50,000; and

•at the meeting of the Board immediately following the 2023 Annual Meeting, each non-employee director received an annual grant of RSUs equal to approximately $135,000 in value, which vests on the earlier of the first anniversary of the 2023 Annual Meeting or immediately prior to the election of the nominees for director at the 2024 Annual Meeting (the “2023 RSU Award”).

If a director was appointed or elected to the Board at any time following the 2023 Annual Meeting but prior to the 2024 Annual Meeting, such director was granted the applicable percentage of the 2023 RSU Award detailed below, effective on the date of such director’s appointment: (i) if a director was appointed or elected to the Board within 90 days after the 2023 Annual Meeting, such director was entitled to receive 100% of the 2023 RSU Award; (ii) if a director was appointed or elected to the Board more than 90 days but 180 or fewer days after the 2023 Annual Meeting, such director was entitled to receive 75% of the 2023 RSU Award; (iii) if a director was appointed or elected to the Board more than 180 days but 270 or fewer days after the 2023 Annual Meeting, such director was entitled to receive 50% of the 2023 RSU Award; and (iv) if a director was appointed or elected to the Board more than 270 days after the 2023 Annual Meeting but prior to the 2024 Annual Meeting, such director was entitled to receive 25% of the 2023 RSU award. Ms. Ward was appointed to the Board effective January 24, 2024, which date was more than 180 days but fewer than 270 days after the 2023 Annual Meeting. As a result, Ms. Ward received a grant of 1,311 RSUs, representing 50% of the 2023 RSU Award.

In addition, we reimburse our directors for travel, lodging and related expenses incurred in attending Board and committee meetings.

Director Stock Ownership Guidelines

Our non-employee directors are expected to follow our voluntary stock ownership guidelines for non-employee directors. Within three years of becoming a director, each non-employee director is expected to own $250,000 of Common Stock and continue to hold such shares while serving as a director. As of December 31, 2023, all directors owned in excess of $250,000 of Common Stock. Shares that count toward the stock ownership guidelines include RSUs.
83     Matador Resources Company | 2024 Proxy Statement

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents the securities authorized for issuance under our equity compensation plans as of December 31, 2023:

Committee	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	837,646	$18.03	8,422,916
Equity compensation plans not approved by security holders	—	—	—
Total	837,646	$18.03	8,422,916
(1) Includes shares authorized under the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan (as amended, the “2012 Plan”), the 2019 Plan and the Matador Resources Company 2023 Employee Stock Purchase Plan. No further awards may be made under the 2012 Plan, although awards remain outstanding thereunder.
(2) Includes the number of PSUs granted under the 2012 Plan and the 2019 Plan based on the maximum level of achievement, which may be more than the number of shares issued in settlement of PSUs that are ultimately earned.
(3) Reflects the weighted-average exercise price of stock options granted under the 2012 Plan and 2019 Plan. RSUs and PSUs are not reflected in this column as they do not have an exercise price.
84     Matador Resources Company | 2024 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS
TRANSACTIONS WITH RELATED PERSONS

Except as disclosed below, during 2023, there was not, nor was there proposed as of December 31, 2023, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for directors, executive officers, beneficial owners of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation— Compensation Discussion and Analysis” and “Director Compensation” above.

Working Interest and Overriding Royalty Interest Owners

Joseph Wm. Foran, Chairman and Chief Executive Officer, Shelley F. Appel, director, and certain of their affiliated entities (collectively, the “Foran Entities”) are working interest owners and/or overriding royalty interest owners in certain properties operated by the Company. As working interest owners, the Foran Entities are required to pay their proportionate share of all costs and are entitled to receive their proportionate share of revenues in the normal course of business. As overriding royalty interest owners, the Foran Entities are entitled to receive their proportionate share of revenues from the wells in which they own an interest in the normal course of business. During 2023, revenues, net of costs, received by the Foran Entities in their capacity as working interest owners or overriding royalty interest owners were approximately $19.9 million (the “Related Net Revenue Payments”). The Related Net Revenue Payments represent less than 1% of our total third-party net revenue payments during 2023.

In our capacity as operator, we incur drilling and operating costs that are billed to our partners based on their respective working interests. During 2023, our joint interest billings to the Foran Entities attributable to their share of costs were approximately $23.3 million (the “Related Joint Interest Billings”). The Related Joint Interest Billings represent less than 1% of our total joint interest billings during 2023. As a result of this ownership by the Foran Entities, from time to time, we will be in a net receivable or net payable position with certain of the Foran Entities. We do not consider any net receivables from the Foran Entities to be uncollectible.

The Audit Committee reviewed the terms of the working interests and/or overriding royalty interests of the Foran Entities for potential conflicts of interest under the Related Person Transaction Policy, and, after being fully informed as to Mr. Foran’s and Ms. Appel's relationships and interests in such transactions and all other material facts related to the Related Net Revenue Payments and Related Joint Interest Billings, determined that such transactions and the Related Net Revenue Payments and Related Joint Interest Billings were fair to the Company and recommended such transactions and the Related Net Revenue Payments and Related Joint Interest Billings to the full Board for approval and ratification. The Board subsequently approved and ratified the transactions and the Related Net Revenue Payments and Related Joint Interest Billings.

Joint Venture Relationship

The Company has entered into a joint venture (the “Joint Venture”) with Spearpoint Resources Company (“Spearpoint”) to generate value through a well development program in our Twin Lakes asset area. An adult child of Mr. Foran and the sibling of Ms. Appel is the founder of Spearpoint and serves as the chief executive officer and chairman of the board of directors of Spearpoint. Mr. Foran’s child has a Bachelor of Arts degree in Economics from Princeton University, a Master’s of Science degree in Petroleum Engineering from Texas A&M University and a Master’s degree in Business Administration from Rice University. Mr. Foran’s child worked for a major oil and gas company as a petroleum petrophysicist. Prior to attending Texas A&M, Mr. Foran’s child served in the United States Marine Corp, including two tours of duty overseas, and has continued to serve in United State Marine Corp Reserve, recently achieving the rank of Major. Mr. Foran’s child may perform shared services to the Joint Venture, for which the Joint Venture would reimburse Spearpoint. In addition, Ms. Appel holds an ownership interest in Spearpoint.

85     Matador Resources Company | 2024 Proxy Statement

During 2023, the Company made capital contributions to the Joint Venture of approximately $3.1 million (the “Capital Contributions”) and was compensated approximately $0.9 million pursuant to the terms of the Joint Venture’s operating agreement for the provision of shared services to the Joint Venture in 2023 and Spearpoint made capital contributions to the Joint Venture of approximately $3.0 million and was compensated approximately $0.5 million in total pursuant to the terms of the Joint Venture’s operating agreement for the provision of shared services to the Joint Venture in 2021, 2022 and 2023. Neither the Company nor Spearpoint received any distributions from the Joint Venture in 2023, although such distributions may be received by the Company and/or Spearpoint in the future.

The Audit Committee reviewed the terms of the Joint Venture for potential conflicts of interest under the Related Person Transaction Policy, and, after being fully informed as to Mr. Foran’s and his adult child’s relationships and interests in such transactions and all other material facts related to the Joint Venture, determined that such transactions, including the Capital Contributions, were fair to the Company and recommended such transactions to the full Board for approval and ratification. The Board subsequently approved and ratified the transactions, including the Capital Contributions.

Certain Employment Relationships

Billy E. Goodwin served as an executive officer during 2023 until his retirement in April of 2024. During 2023, an adult child of Mr. Goodwin was an employee of the Company and has been an employee since 2015. Mr. Goodwin’s child earned in 2023, and is expected to be compensated in 2024, between $120,000 and $500,000. Mr. Goodwin’s child has a Bachelor of Science in Business Administration degree in Energy Management from the University of Tulsa and a Bachelor of Arts degree in General Business and Management from Oklahoma State University. He has over 13 years of industry experience, including as a drilling fluids engineer for a publicly traded oilfield services company and as a landman for a publicly traded exploration and production company. The Audit Committee reviewed the terms of the employment arrangement for potential conflicts of interest under the Company’s Related Person Transaction Policy and, after being fully informed as to the employment arrangement and historical and anticipated compensation of Mr. Goodwin’s adult child, and all other material facts related to the relationship, determined that the employment arrangement was fair to the Company and recommended the employment arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangements.

Reynald A. Baribault is a member of the Board. Mr. Baribault’s sister-in-law has been an employee of the Company since 2016 and earned in 2023, and is expected to be compensated in 2024, between $120,000 and $250,000. Mr. Baribault’s sister-in-law has a diploma from the Executive Secretarial School and is a certified legal assistant, having completed the Southern Methodist University Legal Assistants Program. She has over 40 years of experience as a legal assistant. The Audit Committee reviewed the terms of the employment arrangement for potential conflicts of interest under the Company’s Related Person Transaction Policy and, after being fully informed as to the employment arrangement and historical and anticipated compensation of Mr. Baribault’s sister-in-law, and all other material facts related to the relationship, determined that the employment arrangement was fair to the Company and recommended the employment arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangement.

An adult child of Mr. Foran and a sibling of Ms. Appel has been an employee of the Company since 2015 and earned in 2023, and is expected to be compensated in 2024, between $120,000 and $250,000. Mr. Foran’s child has a Bachelor of Science degree in Human Resource Development and a Master of Science degree in Human Resource Management, both from Texas A&M University. She has more than 12 years of industry experience, including with another publicly traded exploration and production company. The Audit Committee reviewed the terms of the employment arrangement for potential conflicts of interest under the Company’s Related Person Transaction Policy and, after being fully informed as to the employment arrangement and historical and anticipated compensation of Mr. Foran’s child, and all other material facts related to the relationship, determined that the employment arrangement was fair to the Company and recommended the employment arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangement.

86     Matador Resources Company | 2024 Proxy Statement

In addition, Ms. Appel, a director and the daughter of Mr. Foran, served as the Company’s Environmental, Social and Governance Coordinator and as a Special Advisor to the Board in 2023 prior to her election to the Board in June 2023. For these services, Ms. Appel was compensated between $120,000 and $250,000. Ms. Appel has a degree from Yale University and a Master’s degree in Business Administration from the University of Chicago and also worked for a major oil and gas company for a number of years. For further details of Ms. Appel’s relationship with the Company and her background and experience, please see her biography on page 20 of this Proxy Statement. The Audit Committee reviewed the terms of the consulting arrangement for potential conflicts of interest under the Company’s Related Person Transaction Policy and, after being fully informed as to the consulting arrangement and historical and anticipated compensation of Ms. Appel, and all other material facts related to the relationship, determined that the consulting arrangement was fair to the Company and recommended the consulting arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such consulting arrangement.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers and expect to do so in the future for any new directors and executive officers. The indemnification agreements provide the directors and executive officers with contractual rights to indemnification, expense advancement and reimbursement to the fullest extent permitted by applicable law.

Procedures for Approval of Related Person Transactions

Pursuant to the Related Person Transaction Policy in effect as of December 31, 2023, a “Related Person Transaction” is defined as a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of related transactions, or any material amendment to any such transaction, in which a Related Person (as defined below) has or will have a direct or indirect material interest and in which we are a participant, other than:

•a transaction involving compensation of directors that is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements (“Item 402”);

•any employment by us of an executive officer if:

◦the related compensation is required to be reported in our proxy statement under Item 402; or

◦the executive officer is not an “immediate family member” of another executive officer or director of the Company, the related compensation would be reported in our proxy statement under Item 402 if the executive officer was a “named executive officer” and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•a transaction with a Related Person involving less than $120,000;

•a transaction in which the interest of the Related Person arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis;

•a transaction in which a Related Person has an indirect interest solely as a result of being (a) a director or, together with all other Related Persons, a less than 10% beneficial owner of an equity interest in another entity, or both, or (b) a limited partner in a partnership in which the Related Person, together with all other Related Persons, has an interest of less than 10%;

•a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;
87     Matador Resources Company | 2024 Proxy Statement

•any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

•any transaction with another publicly traded company where the Related Person’s interest arises solely from beneficial ownership of more than 5% of our Common Stock and ownership of a non-controlling interest in the other publicly traded company;

•reimbursement of business expenses incurred by a director, officer or employee of the Company in the performance of his or her duties and approved for reimbursement by the Company in accordance with the Company’s customary policies and practices; or

•indemnification and advancement of expenses made pursuant to the Certificate of Formation or the Bylaws or pursuant to any agreement.

“Related Person” means:

•any person who is, or at any time since the beginning of the Company’s last completed fiscal year was, one of our executive officers or one of our directors or nominees for director;

•any person (including any entity or group) who is known by us to be the beneficial owner of more than 5% of our Common Stock;

•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or person residing (other than a tenant or employee) in the home of a director, nominee for director, executive officer or a beneficial owner of more than 5% of our Common Stock; and

•any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons is a general partner or executive officer or in which such person, together with all other of the foregoing persons, owns 10% or more of the equity interests thereof.

Pursuant to the Related Person Transaction Policy, the Audit Committee must review all material facts of each Related Person Transaction and recommend either approval or disapproval of the Related Person Transaction to the full Board, subject to certain limited exceptions. In determining whether to recommend approval or disapproval of the Related Person Transaction, the Audit Committee must, after reviewing all material facts of the Related Person Transaction and the Related Person’s relationship and interest, determine whether the Related Person Transaction is fair to the Company and in, or not consistent with, the interests of the Company and its shareholders. If a Related Person Transaction will be ongoing, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the Related Persons to see that they are in compliance with Audit Committee guidelines. Further, the policy requires that all Related Person Transactions be disclosed in our filings with the SEC and/or our website in accordance with applicable laws, rules and regulations.

88     Matador Resources Company | 2024 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table presents the beneficial ownership of our Common Stock as of April 16, 2024 for (i) each person beneficially owning more than 5% of the outstanding shares of our Common Stock, (ii) each director and nominee for director of the Company, (iii) each named executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors, nominees and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of our directors and executive officers is c/o Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The applicable percentage ownership is based on 124,780,249 shares of our Common Stock issued and outstanding as of April 16, 2024, plus, on an individual basis, the right of that individual to (i) obtain Common Stock upon exercise of stock options or (ii) obtain Common Stock upon the vesting or delivery of RSUs, in each case within 60 days of April 16, 2024. The information is based on Form 3s, Form 4s, Form 5s, Schedule 13Ds, Schedule 13Gs and Schedule 13G/As filed through April 16, 2024.

Name	Amount and Nature of Ownership of Common Stock	Percent of Class
Directors, Nominees and Named Executive Officers
Joseph Wm. Foran(1)	5,345,726	4.3%
Craig N. Adams(2)	332,056	*
Shelley F. Appel(3)	1,731,965	1.4%
Reynald A. Baribault(4)	138,113	*
R. Gaines Baty(5)	64,584	*
William M. Byerley(6)	49,199	*
Monika U. Ehrman(7)	33,249	*
Julia P. Forrester Rogers(8)	66,493	*
Michael D. Frenzel(9)	66,932	*
Billy E. Goodwin(10)	322,324	*
James M. Howard(11)	122,835	*
Timothy E. Parker(12)	79,257	*
Van H. Singleton, II(13)	271,121	*
Kenneth L. Stewart(14)	83,893	*
Susan M. Ward(15)	1,311	*
Brian J. Willey(16)	90,542	*
All Directors, Nominees and Executive Officers as a Group (19 persons)(17)	7,575,492	6.1%
Other 5% Owners
BlackRock, Inc.(18)	14,266,998	11.4%
The Vanguard Group(19)	11,020,992	8.8%
*    Less than one percent (1%)
(1)Includes (i) 1,105,913 shares of Common Stock held of record by Sage Resources, Ltd., a limited partnership owned by the Foran family, including Mr. Foran; (ii) 43,995 shares of Common Stock held of record by each of the JWF 2022-2 GRAT and the NNF 2022-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (iii) 70,528 shares of Common Stock held of record by each of the JWF 2023-1 GRAT and the NNF 2023-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (iv) 83,137 shares of Common Stock held of record by each of the JWF 2023-2 GRAT and the NNF 2023-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (v) 198,400 shares of Common Stock held of record by each of the JWF 2024-1 GRAT and the NNF 2024-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vi) 446,915 shares of Common Stock held of record by the Foran 2012 Security Trust, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vii) 482,659 shares of Common Stock held of record by the Foran 2012 Savings Trust, for which Mr. Foran’s spouse is a trustee; and (viii) 1,137,182 shares of Common Stock held of record, collectively, by the LRF 2011 Non-GST Trust, WJF 2011 Non-GST Trust, JNF 2011 Non-GST Trust, SIF 2011 Non-GST Trust and MCF 2011 Non-GST Trust (collectively, the “2011 Non-GST Trusts”), for which trusts Mr. Foran and his spouse, as settlors of each of the 2011 Non-GST Trusts, retain the power of substitution with respect to the property of the 2011 Non-GST Trusts; and (ix) 1,347,912 shares of Common Stock held of record, collectively, by the LRF 2020 Non-GST Trust, WJF 2020 Non-GST Trust, SIF 2020 Non-GST Trust and MCF 2020 Non-GST Trust (collectively, the “2020 Non-GST Trusts”), for which trusts Mr. Foran and his spouse, as settlors of each of the 2020 Non-GST Trusts, retain the power of substitution with respect to the property of the 2020 Non-GST Trusts.
(2)Includes 2,850 shares of Common Stock held of record by the 401(k) account of Mr. Adams. Information based solely on a Form 4 filed with the SEC on January 2, 2024. Mr. Adams retired from his roles as the Executive Vice President, Co-Chief Operating Officer and Corporate Secretary of the Company on March 6, 2024, at which time Mr. Adams was no longer an executive officer of the Company.
89     Matador Resources Company | 2024 Proxy Statement

(3)Includes (i) 1,105,913 shares of Common Stock held of record by Sage Resources, Ltd., a limited partnership owned by the Foran family, including Ms. Appel; (ii) 227,416 shares of Common Stock held of record by the SIF 2011 Non-GST Trust; (iii) 336,978 shares of Common Stock held of record by the SIF 2020 Non-GST Trust; (iv) 4,742 shares of Common Stock held of record by the Individual Retirement Account of Ms. Appel; (v) 2,150 shares of Common Stock held of record by the 401(k) account of Ms. Appel; (vi) 58 shares of Common Stock held of record by the Health Savings Account of Ms. Appel’s spouse; and (vii) 2,621 shares of Common Stock issuable to Ms. Appel upon the vesting of RSUs.
(4)Includes 6,515 shares of Common Stock held of record by the Individual Retirement Account of Mr. Baribault. Also includes 113,197 shares of Common Stock held of record by the Reynald A. Baribault Maritalized Revocable Living Trust and 7,518 shares of Common Stock held of record by the Sally K. Baribault Maritalized Revocable Living Trust, for which trusts both Mr. Baribault and his spouse are trustees and share voting and investment power. Also includes 10,883 shares of Common Stock issuable to Mr. Baribault upon the vesting and delivery of RSUs
(5)Includes 16,966 shares of Common Stock issuable to Mr. Baty upon the vesting and delivery of RSUs.
(6)Includes 25,361 shares of Common Stock issuable to Mr. Byerley upon the vesting and delivery of RSUs.
(7)Includes 2,621 shares of Common Stock issuable to Ms. Ehrman upon the vesting of RSUs.
(8)Includes 19,785 shares of Common Stock held of record by the Individual Retirement Account of Ms. Rogers and 5,800 shares of Common Stock held of record by Ms. Rogers’ spouse. Also includes 2,621 shares of Common Stock issuable to Ms. Rogers upon the vesting of RSUs. Ms. Rogers’ term as a director will expire at the 2024 Annual Meeting.
(9)Information based solely on a Form 4 filing with the SEC on May 3, 2022. Mr. Frenzel served as the Company’s principal financial officer from March 31, 2022 to February 16, 2023.
(10)Includes 5,000 shares of Common Stock held of record by the 401(k) account of Mr. Goodwin. Information based solely on a Form 4 filed with the SEC on January 2, 2024. Mr. Goodwin retired from his role as the President—Operations of the Company on April 10, 2024, at which time Mr. Goodwin was no longer an executive officer of the Company.
(11)Includes 50,000 shares of Common Stock held of record by the Individual Retirement Account of Mr. Howard and 50,000 shares of Common Stock held by PBH Family Partners, Ltd., a family limited partnership owned by Mr. Howard’s family, including Mr. Howard, and over which Mr. Howard and his spouse share voting and investment authority. Also includes 12,835 shares of Common Stock issuable to Mr. Howard upon the vesting and delivery of RSUs.
(12)Includes 2,621 shares of Common Stock issuable to Mr. Parker upon the vesting of RSUs.
(13)Includes 2,505 shares of Common Stock held of record by the 401(k) account of Mr. Singleton.
(14)Includes 15,153 shares of Common Stock issuable to Mr. Stewart upon the vesting and delivery of RSUs.
(15)Includes 1,311 shares of Common Stock issuable to Ms. Ward upon the vesting and delivery of RSUs.
(16)Includes 3,760 shares of Common Stock held of record by the Individual Retirement Account of Mr. Willey. Also Includes 13,381 shares of restricted stock. Pursuant to the terms of Mr. Willey's restricted stock grants, Mr. Willey has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(17)Includes 36,762 shares of restricted stock held by our executive officers. Pursuant to the terms of such restricted stock grants, the executive officers have the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 92,993 shares of Common Stock issuable to directors upon the vesting and delivery of RSUs.
(18)Information based solely on a Schedule 13G/A filed with the SEC on January 23, 2024. The Schedule 13G/A reports that BlackRock, Inc. (“BlackRock”) beneficially owns 14,266,998 shares of Common Stock, has sole voting power with respect to 13,937,390 shares of Common Stock and has sole dispositive power with respect to 14,266,998 shares of Common Stock. According to the Schedule 13G/A, BlackRock’s address is 50 Hudson Yards, New York, NY 10001.
(19)Information based solely on a Schedule 13G/A filed with the SEC on February 13, 2024. The Schedule 13G/A reports that The Vanguard Group (“Vanguard”) beneficially owns 11,020,992 shares of Common Stock, has shared voting power with respect to 117,264 shares of Common Stock, has sole dispositive power with respect to 10,797,714 shares of Common Stock and has shared dispositive power with respect to 223,278 shares of Common Stock. According to the Schedule 13G/A, Vanguard’s address is 100 Vanguard Blvd, Malvern, PA 19355.

90     Matador Resources Company | 2024 Proxy Statement

ADDITIONAL INFORMATION

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of the outstanding shares of our Common Stock to file with the SEC reports regarding their stock ownership and changes to their ownership.

Based solely on a review of the copies of such reports furnished to us and written representations of our directors and executive officers, we believe that all such Section 16(a) filing requirements were timely met during the year ended December 31, 2023, except that one of our directors, Reynald A. Baribault, did not timely file a Form 4 relating to three transactions in which shares of Common Stock were purchased by Mr. Baribault’s broker as a dividend reinvestment on September 1, 2023. Mr. Baribault discovered such transactions had occurred without his knowledge and the transactions were ultimately reported in a Form 5 filed on February 8, 2024.

Shareholder Proposals for the 2025 Proxy Statement

For shareholder proposals to be included in the Company’s proxy statement and form of proxy relating to the 2025 Annual Meeting, such proposals must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 27, 2024. If the Company changes the date of the 2025 Annual Meeting by more than 30 days from the anniversary of the 2024 Annual Meeting, shareholder proposals must be received a reasonable time before the Company begins to print and mail the proxy materials for the 2025 Annual Meeting in order to be considered for inclusion in the Company’s proxy statement. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than April 14, 2025.

Director Nominations or Other Business for Presentation at the 2025 Annual Meeting

Alternatively, shareholders intending to place in nomination persons for election as directors at an annual meeting of shareholders or to introduce an item of business at an annual meeting of shareholders without having the nomination or proposal included in the Company’s proxy statement must comply with certain procedures set forth in the Bylaws. These procedures provide, generally, among other things, that shareholders desiring to place in nomination persons for election as directors, and/or bring a proper subject of business before an annual meeting, must do so by a written notice timely received (on or before March 12, 2025, but no earlier than February 10, 2025, for the 2025 Annual Meeting) to the Corporate Secretary of the Company containing the name and address of the shareholder and the number of shares of the Company’s Common Stock beneficially owned by the shareholder. If the notice relates to a nomination for director, it must also set forth the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s written consent to be a director if selected by the Nominating Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the shareholder in such business.

The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Bylaws are available from the Corporate Secretary of the Company and on the Company’s website at www.matadorresources.com under the heading “Investor Relations—Corporate Governance.”

See “Corporate Governance—Board Committees—Nominating Committee” for the process for shareholders to follow to suggest a director candidate to the Nominating Committee for nomination by the Board.
91     Matador Resources Company | 2024 Proxy Statement

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC, including financial statements, is being made available to our shareholders concurrently with this Proxy Statement at www.proxyvote.com and does not form part of the proxy solicitation material. Shareholders may obtain without charge another copy of the Annual Report on Form 10-K, excluding certain exhibits, by writing to Investor Relations, Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

92     Matador Resources Company | 2024 Proxy Statement

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors,
Joseph Wm. Foran
Chairman and Chief Executive Officer

April 26, 2024

93     Matador Resources Company | 2024 Proxy Statement

ANNEX A
ANNEX A

Non-GAAP Financial Measures

Adjusted EBITDA

We define, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring transaction costs for certain acquisitions, non-recurring transaction costs for certain acquisitions, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income (loss) or cash flows as determined by GAAP. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.

Management believes Adjusted EBITDA is necessary because it allows us to evaluate our operating performance and compare the results of operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in calculating Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which certain assets were acquired.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as a primary indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents our calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively:

94     Matador Resources Company | 2024 Proxy Statement

Adjusted EBITDA—Matador Resources Company

Year Ended
December 31, 2023
(In Thousands)
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$846,074
Net income attributable to non-controlling interest in subsidiaries	64,285
Net income	910,359
Interest expense	121,520
Total income tax provision	186,026
Depletion, depreciation and amortization	716,688
Accretion of asset retirement obligations	3,943
Unrealized loss on derivatives	1,261
Non-cash stock-based compensation expense	13,661
Net loss on impairment	202
Income related to contingent consideration and other	(6,038)
Consolidated Adjusted EBITDA	1,947,622
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(98,075)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$1,849,547

Year Ended
December 31, 2023
(In Thousands)
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$1,867,828
Net change in operating assets and liabilities	(50,027)
Interest expense, net of non-cash portion	114,473
Current income tax provision	13,922
Other non-cash and non-recurring expense	1,426
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(98,075)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$1,849,547

Adjusted EBITDA - San Mateo (100%)

Year Ended
December 31, 2023
(In Thousands)
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$131,196
Depletion, depreciation and amortization	35,132
Interest expense	33,489
Accretion of asset retirement obligations	336
Adjusted EBITDA	$200,153

95     Matador Resources Company | 2024 Proxy Statement

Year Ended
December 31, 2023
(In Thousands)
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$152,907
Net change in operating assets and liabilities	14,771
Interest expense, net of non-cash portion	32,475
Adjusted EBITDA	$200,153
ANNEX
Adjusted Free Cash Flow

Adjusted free cash flow is measured, on a consolidated basis for the Company, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow—Matador Resources Company

Year Ended
December 31, 2023
(In Thousands)
Net cash provided by operating activities	$1,867,828
Net change in operating assets and liabilities	(50,027)
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(82,163)
Performance incentives received from Five Point	38,200
Total discretionary cash flow	$1,773,838
Drilling, completion and equipping capital expenditures	1,192,800
Midstream capital expenditures	165,719
Expenditures for other property and equipment	3,636
Net change in capital accruals	(6,288)
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(42,073)
Total accrual-based capital expenditures(3)	1,313,794
Adjusted free cash flow	$460,044
(1) Represents Five Point’s 49% interest in San Mateo discretionary cash flow.
(2) Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures.
(3) Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo.
96     Matador Resources Company | 2024 Proxy Statement

MATADOR RESOURCES COMPANY 5400 LBJ FREEWAY, SUITE 1500 DALLAS, TEXAS 75240
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6093
Use any touch-tone telephone to transmit your voting instructions up until
11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V34260-P07962	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MATADOR RESOURCES COMPANY

The Board of Directors recommends you vote FOR the following:

1.	Election of Director Nominees:			For	Against	Abstain

	1a.	William M. Byerley		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

	1b.	Monika U. Ehrman		☐	☐	☐

	1c.	Kenneth L. Stewart		☐	☐	☐	4.	Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2024.	☐	☐	☐

	1d.	Susan M. Ward		☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain

	2.	Advisory vote to approve the compensation of the Company's named executive officers.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:			1 Year	2 Years	3 Years	4 Years	NOTE: The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

	3.	Advisory vote on the frequency of future advisory votes to approve named executive officer compensation.	☐	☐	☐	☐

					Yes	No

Please indicate if you plan to attend this meeting:					☐	☐

Please sign as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]					Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report for the year ended December 31, 2023, Notice of Annual Meeting and Proxy Statement are available at www.proxyvote.com

V34261-P07962

MATADOR RESOURCES COMPANY
Annual Meeting of Shareholders
June 13, 2024 9:30 A.M.
This proxy is solicited by the Board of Directors
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6093 or via the internet at www.proxyvote.com. Have your proxy card in hand and follow the instructions.

The shareholder hereby appoints Joseph Wm. Foran and Timothy E. Parker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MATADOR RESOURCES COMPANY that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 A.M. CDT on June 13, 2024, at the Hilton Anatole, Imperial Ballroom, 2201 N. Stemmons Freeway, Dallas, Texas 75207, and any adjournment or postponement thereof. The shareholder hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.
Continued and to be signed on reverse side